Exhibit 10.53

CONTRIBUTION AND ASSUMPTION AGREEMENT

By and Among

ADVANCED MICRO DEVICES, INC.,

AMD INVESTMENTS, INC.,

FUJITSU LIMITED,

FUJITSU MICROELECTRONICS HOLDING, INC.

and

FASL LLC

Dated as of June 30, 2003

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		2
1.1	Definitions	2
1.2	Index of Other Defined Terms	20
1.3	Interpretation	24

ARTICLE II. CONTRIBUTION OF ASSETS		25
2.1	Agreement to Contribute and Accept	25
2.2	Assumption of Liabilities	26
2.3	Certain Prorations	27
2.4	Taxes	28
2.5	Rents	28

ARTICLE III. CONTRIBUTION CONSIDERATION		29

ARTICLE IV. THE CLOSING		29
4.1	The Closing.	29

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF AMD		33
5.1	Corporate Existence and Power	33
5.2	Authorization	33
5.3	Governmental Authorization	34
5.4	Non-Contravention	34
5.5	Inventory	34
5.6	Properties; Leases	35
5.7	Litigation; Other Proceedings	36
5.8	Contracts	36
5.9	Permits	37
5.10	Compliance with Laws	37
5.11	Employment Agreements; Change in Control; and Employee Benefits	38
5.12	Labor and Employment Matters	38
5.13	Insurance	39
5.14	Tax Matters	39
5.15	Environmental Matters	39
5.16	Capitalization of AMD Contributed Subsidiaries	41
5.17	Brokers	42
5.18	Related Party Agreements	42
5.19	No Other Agreements to Sell AMD Contributed Assets	42
5.20	Absence of Changes	42
5.21	Securities Act; Investment Company Act	42
5.22	Sufficiency of Contributed Assets	43

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5.23	Warranty Claims	43
5.24	Financial Statements	43
5.25	AMD Member	43
5.26	Value of Assets	43

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF FUJITSU		43
6.1	Corporate Existence and Power	43
6.2	Authorization	44
6.3	Governmental Authorization	44
6.4	Non-Contravention	44
6.5	Inventory	45
6.6	Properties; Leases	45
6.7	Litigation; Other Proceedings	46
6.8	Contracts	47
6.9	Permits	47
6.10	Compliance with Laws	48
6.11	Employment Agreements; Change in Control; and Employee Benefits	48
6.12	Labor and Employment Matters	49
6.13	Insurance	49
6.14	Tax Matters	49
6.15	Environmental Matters	50
6.16	Capitalization of the Fujitsu Contributed Subsidiary	51
6.17	Brokers	52
6.18	Related Party Agreements	52
6.19	No Other Agreements to Sell Fujitsu Contributed Assets	52
6.20	Absence of Changes	52
6.21	Securities Act; Investment Company Act	52
6.22	Sufficiency of Contributed Assets	53
6.23	Warranty Claims	53
6.24	Financial Statements	53
6.25	Fujitsu Member	53
6.26	Value of Assets	53

ARTICLE VII. COVENANTS OF THE CONTRIBUTING PARTIES		53
7.1	Required Consents	53
7.2	Maintenance of Insurance Policies	54
7.3	Litigation and Adverse Developments	55
7.4	Further Assurances	55
7.5	No Sale of Assets	55
7.6	Title Policies	55

ARTICLE VIII. MUTUAL COVENANTS		56
8.1	Transition	56

8.2	Diligence in Pursuit of Conditions Precedent	56
8.3	Covenant to Satisfy Conditions	56
8.4	Taxes	57
8.5	Employee Matters	57
8.6	Ancillary Documents	59
8.7	Resale and Other Tax Certificates	60
8.8	Shared Permits and Facilities	60
8.9	Pension Matters	61

ARTICLE IX. CONDITIONS TO CLOSING		64
9.1	Conditions to AMD’s Obligations	64
9.2	Conditions to Fujitsu’s Obligations	65

ARTICLE X. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS AND INDEMNIFICATION		67
10.1	Survival of Representations and Warranties	67
10.2	Indemnification of Joint Venture by AMD	67
10.3	Indemnification of Joint Venture by Fujitsu	68
10.4	Indemnification of AMD by the Joint Venture	68
10.5	Indemnification of Fujitsu by the Joint Venture	68
10.6	Indemnification of Fujitsu by AMD	69
10.7	Indemnification of AMD by Fujitsu	69
10.8	Limitations on Indemnification	69
10.9	Procedure for Indemnification	71
10.10	Defense of Tax Claims	73
10.11	Environmental Management and Shared Facilities and Permits	74

ARTICLE XI. INTENTIONALLY OMITTED		76

ARTICLE XII. MISCELLANEOUS		76
12.1	Notices	76
12.2	Amendments; No Waivers	77
12.3	Rights and Remedies Cumulative	77
12.4	Successors and Assigns	77
12.5	Language	77
12.6	Construction; Interpretation	78
12.7	Severability	78
12.8	Counterparts	78
12.9	Entire Agreement	78
12.10	Governing Law	78
12.11	Dispute Resolution	78
12.12	Press Release	78
12.13	Confidential Information	79
12.14	Expenses	79
12.15	Consequential Damages	80
12.16	Third-Party Beneficiaries	80
12.17	No Other Representations	80

EXHIBITS

EXHIBIT 1	AMD Asset Purchase Agreement

EXHIBIT 2	Operating Agreement

EXHIBIT 3	FASL (Japan) Termination Agreement

EXHIBIT 4	AMD-FASL Patent Cross-License Agreement

EXHIBIT 5	Fujitsu-FASL Patent Cross-License Agreement

EXHIBIT 6	Fujitsu-AMD Patent Cross-License Agreement

EXHIBIT 7	Intellectual Property Agreement

EXHIBIT 8	AMD Distribution Agreement

EXHIBIT 9	Fujitsu Distribution Agreement

EXHIBIT 10	AMD Services Agreement

EXHIBIT 11	Fujitsu Services Agreement

EXHIBIT 12	FASL/AMD Services Agreement

EXHIBIT 13	AMD Technology Services Agreement

EXHIBIT 14	Fujitsu Technology Services Agreement

EXHIBIT 15	Fujitsu Secondment Agreement

EXHIBIT 16	Lease Agreement (AMD Malaysia)

EXHIBIT 17	Non-Competition Agreement

EXHIBIT 18	Remediation Agreement

EXHIBIT 19	Fab 25 Deed

EXHIBIT 20	Letter Agreement Regarding FMM Environmental Compliance

EXHIBIT 21	Seconded Employee Payroll Servicing Agreement

EXHIBIT 22	Manufacturing Services Agreement

EXHIBIT 23	Fujitsu Promissory Note

EXHIBIT 24	AMD Promissory Note

ANNEXES

ANNEX A	AMD Pre-Closing Contributed Assets

ANNEX B	AMD California Assets

ANNEX C	AMD Closing Date California Assets

ANNEX D	AMD Closing Date Contributed Fab 25 Assets

ANNEX E	AMD Coatue Assets

ANNEX F	AMD Contributed Subsidiary Closing Balance Sheets

ANNEX G	Certain AMD Excluded Assets

ANNEX H	AMD Prospective Transferred Employees

ANNEX I	Fujitsu Contributed Subsidiary Closing Balance Sheet

ANNEX J	Fujitsu Division Assets

ANNEX K	Certain Fujitsu Excluded Assets

ANNEX L	Fujitsu Prospective Transferred Employees

ANNEX M	AMD Persons with Knowledge

ANNEX N	AMD Facility Managers with Knowledge

ANNEX O	Fujitsu Persons with Knowledge

ANNEX P	Fujitsu Facility Managers with Knowledge

ANNEX Q	Certain Permitted Liens

ANNEX R	Certain Excluded Contracts of AMD and Affiliates

ANNEX S	Certain Contributed Contracts of AMD and Affiliates

ANNEX T	Certain Excluded Contracts of Fujitsu and Affiliates

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ANNEX U	Certain Contributed Contracts of Fujitsu and Affiliates

ANNEX V	Fujitsu Transferred Managers and Executives

ANNEX W	Certain Compensation Arrangements for Managers

ANNEX X	Certain Compensation Arrangements for Executives

ANNEX Y	Certain Compensation Arrangements for Other Employees

ANNEX Z	FASL (Japan) Management Organizational Chart

ANNEX AA	Certain Fujitsu Prospective Transferred Employees

ANNEX BB	Certain AMD Prospective Transferred Employees

CONTRIBUTION AND ASSUMPTION AGREEMENT

This CONTRIBUTION AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of June 30, 2003, by and among Advanced Micro Devices, Inc., a Delaware corporation (“AMD”), AMD Investments, Inc., a Delaware corporation (“AMD Investments”), Fujitsu Limited, a corporation organized under the laws of Japan (“Fujitsu”), Fujitsu Microelectronics Holding, Inc., a Delaware corporation (“Fujitsu Sub”), and FASL LLC, a Delaware limited liability company (the “Joint Venture”).

R E C I T A L S

A. Fujitsu AMD Semiconductor Limited K.K., a company organized under the laws of Japan (“FASL (Japan)”), a joint venture of AMD and Fujitsu, is engaged in the manufacture and supply to AMD and Fujitsu of certain semiconductor devices, a substantial function of which is code and/or data storage (the “FASL (Japan) Flash Memory Business”).

B. AMD and its Affiliates are also separately engaged in the research and development, manufacture, marketing, distribution, promotion and sale of Stand-Alone NVM Products (excluding distribution and sales-related activities) (the “AMD Flash Memory Business”).

C. Fujitsu and its Affiliates are also separately engaged in the research and development, manufacture, marketing, distribution, promotion and sale of Stand-Alone NVM Products (excluding (i) Ferro-electric non-volatile memory technology and products and (ii) distribution and sales-related activities) (the “Fujitsu Flash Memory Business”).

D. The Joint Venture has previously been formed by the filing of a Certificate of Formation with the Delaware Secretary of State.

E. AMD Investments has previously contributed to the Joint Venture the assets set forth on Annex A hereto (the “AMD Pre-Closing Contributed Assets”).

F. AMD, AMD Investments, Fujitsu, Fujitsu Sub and the Joint Venture are entering into this Agreement, pursuant to which AMD Investments and Fujitsu Sub will transfer to the Joint Venture assets related to the AMD Flash Memory Business and assets related to the Fujitsu Flash Memory Business, respectively, in exchange for which AMD Investments and Fujitsu Sub will receive Membership Interests in the Joint Venture.

G. It is the intention of the parties to combine the AMD Flash Memory Business, the Fujitsu Flash Memory Business and the FASL (Japan) Flash Memory Business, and for the Joint Venture to succeed to and conduct the AMD Flash Memory Business, the Fujitsu Flash Memory Business and the FASL (Japan) Flash Memory Business (the “Joint Venture Business”).

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto intending to be legally bound by the terms hereof applicable to each of them, hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used herein:

“4-Year Operations Plan” has the meaning set forth in the Operating Agreement.

“Additional Portion No. 1 Pension Benefit Liability” for any FASL Included Employee shall mean the PBO of such FASL Included Employee under the Additional Portion No. 1 of the Fujitsu Employee Pension Fund, determined as of the Establishment Date using the Specified Actuarial Assumptions.

“Additional Portion No. 3 Pension Benefit Liability” for any FASL Included Employee shall mean the PBO of such FASL Included Employee under the Additional Portion No. 3 of the Fujitsu Employee Pension Fund, determined as of the Establishment Date using the Specified Actuarial Assumptions.

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed an Affiliate of another Person only so long as such control relationship exists. The parties acknowledge and agree that neither Fujitsu nor AMD is presently controlled by any other Person. Notwithstanding the foregoing, neither the Joint Venture nor FASL (Japan) shall be deemed to be an Affiliate of either Fujitsu or AMD for purposes of this Agreement.

“After Tax Basis” means a basis such that any payment received by a Person shall be decreased by the amount of any reduction in Taxes resulting from the deduction of the expense indemnified against (and in the case of the Joint Venture being the indemnified Person, such payment shall be decreased by any reduction in Taxes resulting from the deduction by the Member that is not the indemnifying Person (or whose Affiliate is not the indemnifying Person) of its allocable share (based on such Member’s Percentage Interest) of the expense indemnified against (“First Amount”), and if any such decrease is made, then such payment shall be decreased by an additional amount based on the other Member’s Percentage Interest (“Second Amount”), such that the First Amount and Second Amount shall be in the same ratio as the

Members’ respective Percentage Interests). In the event that the expense indemnified against is used to reduce Taxes by way of amortization or depreciation, payments made on an After Tax Basis shall be refunded in each taxable year of the Person who receives an indemnification payment by such Person under the principles of the preceding sentence. In the event a taxing authority shall treat any indemnification payment as includible in gross income or disallow any deduction taken into account hereunder, the indemnification shall be recomputed and further payments or refunds made in respect of the decrease in the indemnification amount paid. All determinations under Section 10.8(c) as to the existence of a reduction in Taxes shall be made in good faith by the indemnified Person (and in the case of the Joint Venture being the indemnified Person, by the Member that is not the indemnifying Person or whose Affiliate is not the indemnifying Person), and in this regard decisions by the indemnified Person (and in the case of the Joint Venture being the indemnified Person by the Member that is not the indemnifying Person or whose Affiliate is not the indemnifying Person) in respect of the treatment of tax items shall be made without regard to the fact that indemnity payments will be made on an After Tax Basis in accordance with the terms of the paragraph. Payments shall be made on an After Tax Basis taking into account only reductions in Taxes occurring in the taxable year in which the deduction, amortization or depreciation of the expense indemnified against first occurs and in the next two (2) succeeding taxable years. If requested by the indemnifying Person, the indemnified Person (and in the case of the Joint Venture being the indemnified Person, by the Member that is not the indemnifying Person or whose Affiliate is not the indemnifying Person), shall provide a copy of its tax returns to an independent tax professional (which may be such Person’s auditor) which shall report to the indemnifying Person whether, in the opinion of such independent tax professional, (i) the computation as to the amount of a reduction in Taxes, if any, was accurate and (ii) the judgment as to the existence and amount of any reduction in Taxes was made in good faith. The determination of the independent tax professional shall be final and binding and not subject to further review. The costs of the review by the independent tax professional shall be borne by the indemnifying Person.

“AMD Benefits Liabilities” means Liabilities relating to any benefit calculated with respect to any time period ending prior to the Closing under the AMD Business Benefit Plans including any Liabilities relating to unpaid salary, commissions, bonuses, allowances, subsidies, reimbursements, shift differentials, social insurance payments, workers’ compensation contributions, or the payroll amounts earned or accrued prior to Closing.

“AMD Business Benefit Plans” means any Benefit Plan or Foreign Plan maintained or contributed to, or required to be maintained or contributed to, by AMD or for the benefit of any present or former officers or employees of the AMD Flash Memory Business.

“AMD Business Assets” means the AMD Contributed Assets and all properties and assets of the AMD Contributed Subsidiaries, of whatsoever nature and wherever located, that are owned, leased or licensed by the AMD Contributed Subsidiaries immediately prior to the Closing and the AMD Pre-Closing Contributed Assets owned, leased or licensed by the Joint Venture immediately prior to the Closing, but excluding the AMD Excluded Assets. For purposes of the definitions of “AMD Excluded Liabilities,” and “Transfer Taxes,” and Sections 2.2, 2.3, 2.4 and 8.4, AMD Business Assets shall be deemed to include the Intellectual Property Rights contributed or otherwise assigned by AMD or its Affiliates to the Joint Venture or its Affiliates under the Intellectual Property Agreement.

“AMD California Assets” means the Sunnyvale Real Property and the assets listed on Annex B hereto.

“AMD China” means Advanced Micro Devices (Suzhou) Limited, a company organized under the laws of China and a wholly-owned Subsidiary of AMD Singapore.

“AMD Closing Date California Assets” means the assets listed on Annex C hereto.

“AMD Closing Date Contributed Fab 25 Assets” means the Austin Real Property and the assets listed on Annex D hereto.

“AMD Coatue Assets” means the assets listed on Annex E hereto.

“AMD Contributed Subsidiaries” means AMD Malaysia, AMD Singapore, AMD Thailand and AMD China. For the avoidance of doubt, AMD Contributed Subsidiaries does not include FASL (Japan).

“AMD Contributed Subsidiary Closing Balance Sheets” means the unaudited balance sheets as of the Closing of the AMD Contributed Subsidiaries attached hereto as Annex F.

“AMD Environmental Condition” means (a) the Handling or Release prior to the Closing by AMD, its Affiliates, the Joint Venture or any of their Predecessors or contractors of any Hazardous Substance in, on, from, under or to any AMD Operating Site, including the effects of such Handling or Release of Hazardous Substances on resources, Persons or property inside or outside the boundaries of any AMD Operating Site whether before or after Closing; (b) any presence or Release of any Hazardous Substance in, on, from, under or to the AMD Business Assets before or at the Closing, including the effects of such presence or Release on resources, Persons, or property inside or outside the boundaries of the AMD Business Assets whether before or after the Closing; (c) any other act or omission prior to the Closing of AMD, its Affiliates, the Joint Venture or any of their Predecessors in connection with the operation of the AMD Flash Memory Business or the AMD Business Assets or of the Joint Venture, any of the AMD Contributed Subsidiaries or its or their Predecessors that gives rise to Liability under any Environmental Law; and (d) any Coatue Environmental Condition.

“AMD Excluded Assets” means (a) cash and marketable securities of AMD and its Affiliates (other than cash and marketable securities of the AMD Contributed Subsidiaries), (b) accounts and notes receivable of AMD and its Affiliates (other than accounts and notes receivable of the AMD Contributed Subsidiaries), (c) the AMD Licensed Intellectual Property and (d) the assets set forth on Annex G hereto.

“AMD Excluded Liabilities” means all Liabilities of AMD and its Affiliates that are not AMD Assumed Liabilities, including, without limitation (a) Liabilities related to or arising from any of the AMD Excluded Assets, (b) Liabilities related to or arising from AMD Environmental Conditions, (c) Liabilities of AMD under Sections 2.3, 2.4 and 2.5, (d) Liabilities of AMD or any of its Affiliates that do not relate to the AMD Flash Memory Business, (e) Liabilities of AMD or any of its Affiliates related to or arising out of events or circumstances occurring in connection with the operation of the AMD Flash Memory Business or the AMD Business Assets prior to Closing, including Liabilities related to any time period ending prior to the Closing regarding performance or other obligations required to be performed prior to Closing under Contracts and Permits included in the AMD Business Assets, other than Liabilities to the extent reflected on the AMD Contributed Subsidiary Closing Balance Sheets (except as otherwise specifically provided in Sections 2.3 and 2.5 or any other provision of the Transaction Documents), (f) AMD Benefits Liabilities, except as otherwise specifically provided under Section 8.5 or any other provisions of the Transaction Documents, (g) Liabilities related to (A) any Proceedings pending against AMD or any of its Affiliates prior to the Closing and (B) any Proceedings instituted after the Closing arising from the operation of the AMD Flash Memory Business or the AMD Business Assets prior to the Closing and (h) any accounts or notes payable of AMD and its Affiliates outstanding immediately prior to the Closing, other than accounts or notes payable reflected on the AMD Contributed Subsidiary Closing Balance Sheets.

“AMD FASL (Japan) Additional Equity” means 162,837 shares of FASL (Japan) stock represented by certificate no. 2B0001.

“AMD FASL (Japan) Closing Date Contributed Equity” means 292,961 shares of FASL (Japan) stock represented by certificate nos. 1B0001, 3B0001, 3B0002, 3B0003, 3B0004, 3B0005, 3B0006, 3B0014, 3B0015, 3B0016 and 3B0017.

“AMD Inventory” means all of AMD’s, AMD Investments’ and the AMD Contributed Subsidiaries’ wafers, die, raw materials, work in process and finished products with respect to the AMD Flash Memory Business, in each case, wherever located.

“AMD Licensed Intellectual Property” means the Intellectual Property Rights licensed by AMD to the Joint Venture or its Affiliates pursuant to the AMD-FASL Patent-Cross License Agreement and the Intellectual Property Agreement.

“AMD Malaysia” means FASL (Penang) Sdn. Bhd., a company organized under the laws of Malaysia.

“AMD Malaysia Equity” means all of the outstanding capital stock or other equity interests of AMD Malaysia.

“AMD Operating Site” means the AMD Business Assets and any Real Property or Facility owned, operated, leased or used at any time prior to Closing by AMD, its Affiliates or its or their Predecessors in connection with the operation of Coatue, the AMD Flash Memory Business or by Coatue, the Joint Venture, the AMD Contributed Subsidiaries, or its or their Subsidiaries or Predecessors, including any offsite disposal or treatment facilities used in connection with the Flash Memory Business or by the Joint Venture, the AMD Contributed Subsidiaries or its or their Subsidiaries or Predecessors.

“AMD Prospective Transferred Employees” means those employees of AMD listed on Annex H attached hereto who will be offered employment by the Joint Venture or its Affiliates.

“AMD Singapore” means AMD Holdings (Singapore) Pte. Ltd., a company organized under the laws of Singapore.

“AMD Singapore Equity” means all of the outstanding capital stock or other equity interests of AMD Singapore.

“AMD Thailand” means AMD (Thailand) Limited, a company organized under the laws of Thailand.

“AMD Thailand Equity” means all of the outstanding capital stock or other equity interests of AMD Thailand.

“Ancillary Documents” means the agreements, certificates, instruments or other documents to be executed and delivered in connection with this Agreement, including, without limitation, the agreements, certificates, instruments or other documents referenced in Section 4.1(b).

“Applicable Law” means, with respect to a Person, any domestic or foreign, national, federal, territorial, state or local constitution, statute, law (including principles of common law), treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement or restriction of any arbitrator or Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Austin Real Property” means the Real Property known as AMD buildings F25 and B4 located in Austin, Texas, and more particularly described in the Fab 25 Deed.

“Bangkok Real Property” means the Real Property located at Tambon Pakkred, Amphur Pakkred, Nonthaburi Province, Thailand, described in (a) the Land Title Deed No. 1061, Plot No. 225, Survey Page 17, (b) the Land Title Deed No. 17035, Plot No. 217, Survey Page 32, (c) Land Title Deed No. 17036, Plot No. 218, Survey Page 33 and (d) the factory building situated on the foregoing as No. 229 Moo 4.

“Basic Pension Benefit Liability” for any FASL Included Employee shall mean the PBO of such FASL Included Employee under the Basic Portion of the Fujitsu Employee Pension Fund, determined as of the Establishment Date using the Specified Actuarial Assumptions.

“Benefit Plan” means an Employee Benefit Plan or any other benefit arrangement, including, without limitation, (a) each employment or consulting agreement, (b) each arrangement providing for insurance coverage or workers’ compensation benefits, (c) each incentive bonus, deferred bonus or other incentive compensation arrangement, (d) each arrangement providing termination allowance, severance or similar benefits, (e) each equity and equity-based compensation plan, (f) each deferred compensation plan, (g) each compensation policy and practice and (h) each vacation, vacation pay, and paid or unpaid leave policy and practice.

“Charter Documents” of any Person means such Person’s articles of incorporation, by-laws, certificate of formation, limited liability company agreement or equivalent governance and organizational documents.

“Coatue” means Coatue Corporation, a Delaware corporation, a wholly owned Subsidiary of AMD.

“Coatue Employees” means Andrew Perlman, Aaron Mandell, Avi Goldberg, Juri Krieger, David Guan, Igor Sokolik, Stuart Spitzer, Richard Kingsborough, William Leonard and Michael Lineham.

“Coatue Employee Contracts” means (i) Separation Payment Agreement, dated June 6, 2003, by and among AMD and each of Andrew Perlman, Aaron Mandell, Avi Goldberg, Juri Krieger, Stuart Spitzer and David Guan, (ii) Offer Letters, dated June 6, 2003, from AMD to each of Andrew Perlman, Aaron Mandell, Avi Goldberg, Juri Krieger, David Guan, Igor Sokolik, Stuart Spitzer, Richard Kingsborough, William Leonard and Michael Linehan, and (iii) Side Letters, dated June 6, 2003, regarding Acquisition of Coatue Corporation by Advanced Micro Devices, Inc., by and between AMD, U.S. Bank National Association and each of Andrew Perlman, Aaron Mandell, Avi Goldberg, Juri Krieger, David Guan, Igor Sokolik, Stuart Spitzer, Richard Kingsborough, William Leonard and Michael Linehan.

“Coatue Environmental Condition” means the presence or Release of any Hazardous Substance associated with the Wells G & H Superfund Site that is present in soil or groundwater at, in, on, under or to the Coatue Property prior to Closing, including the effects of such Hazardous Substances on resources, Persons, or property inside or outside the boundaries of the Coatue Property whether before or after Closing. With respect to any Hazardous Substances detected in soil or groundwater at, in, on, under from or to the Coatue Property after Closing, AMD shall bear the burden of proving that such Hazardous Substance is not a Coatue Environmental Condition.

“Coatue Property” means the Real Property located at 25-NPR&S Olympia Avenue, Woburn, Massachusetts.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Contract” means agreements, contracts, notes, loans, evidences of indebtedness, purchase orders, letters of credit, indentures, security or pledge agreements, undertakings, practices, covenants not to compete, employment agreements, severance agreements, licenses, leases, instruments, obligations or commitments, whether oral or written.

“Contributing Party” means AMD Investments and Fujitsu Sub. The parties agree that each obligation to be performed in this Agreement by a Contributing Party shall be deemed also to be an obligation of the parent company of such Contributing Party (AMD in the case of AMD Investments and Fujitsu in the case of Fujitsu Sub).

“Employee Benefit Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA.

“Environmental Law” means all Applicable Laws which regulate or relate to the protection or clean-up of the environment, the Handling or Release of Hazardous Substances, waste or materials, or other dangerous substances, wastes, pollution or materials (whether gas, liquid or solid), the health and safety of Persons as affected by such substances, including protection of the health and safety of employees, or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources. Environmental Laws include, but are not limited to, the United States Federal Water Pollution Control Act, the United States Resource Conservation & Recovery Act, the United States Clean Water Act, the United States Safe Drinking Water Act, the United States Atomic Energy Act, the United States Occupational Safety and Health Act, the United States Toxic Substances Control Act, the United States Clean Air Act, the United States Comprehensive Environmental Response, Compensation and Liability Act, the United States Hazardous Materials Transportation Act, all associated amendments and subsequent related legislation, and all analogous or related Applicable Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

“Establishment Date” shall mean the date on which FASL (Japan) establishes its own employee pension fund. For purposes of clarification, AMD and Fujitsu confirm that the target Establishment Date is April 1, 2006.

“Fab 25 Loan Agreement” means the Amended and Restated Term Loan Agreement among the Joint Venture and General Electric Capital Corporation, Bank of America, N. A., and Merrill Lynch Capital, a Division of Merrill Lynch Financial Services Inc.

“Facilities” means all plants, offices, manufacturing facilities, support facilities, warehouses, improvements, administration buildings and amenities.

“FASL Included Employee” shall mean a FASL (Japan) Employee but shall exclude: (i) with respect to the period of time prior to the Launch Date, an employee of FASL (Japan) who was not previously an employee of Fujitsu or its Affiliates; and (ii) with respect to the period of time after the Launch Date, a newly hired employee of FASL (Japan) other than a Transferred Employee.

“FASL (Japan) Employee” shall mean an employee of FASL (Japan) including a Transferred Employee.

“FASL (Japan) Monden Property” means the Real Property owned by Fujitsu and leased by FASL (Japan) prior to Closing located at 6 Monden Industrial Park, Aizuwakamatsu City, Fukushima, Japan.

“FASL (Japan) Portion of the Unfunded Amount” for any FASL Included Employee shall mean the Unfunded Amount for such employee minus the Fujitsu Portion of the Unfunded Amount for such employee.

“Fixtures and Equipment” means furniture, fixtures, furnishings, machinery, equipment, vehicles, computer hardware, and other tangible personal property, whether owned or leased.

“Foreign Plan” means any plan, program, policy, arrangement or agreement established or maintained outside the United States which provides, or results in the provision of, the type of benefits described in Section 3(1) or 3(2) of ERISA, and which plan is not subject to ERISA or the Code.

“Fujitsu Benefits Liabilities” means Liabilities relating to any benefit calculated with respect to any time period ending prior to the Closing under the Fujitsu Business Benefit Plans including any Liabilities relating to unpaid salary, commissions, bonuses, allowances, subsidies, reimbursements, shift differentials, social insurance payments, workers’ compensation contributions, or other payroll amounts earned or accrued prior to the Closing.

“Fujitsu Business Assets” means the Fujitsu Contributed Assets and all properties and assets of the Fujitsu Contributed Subsidiary, of whatsoever nature and wherever located, that are at the time of Closing owned, leased or licensed by the Fujitsu Contributed Subsidiary immediately prior to the Closing, but excluding the Fujitsu Excluded Assets. For purposes of the definitions of “Fujitsu Excluded Liabilities,” and “Transfer Taxes,” and Sections 2.2, 2.3, 2.4 and 8.4, Fujitsu Business Assets shall be deemed to include the Intellectual Property Rights contributed or otherwise assigned by Fujitsu or its Affiliates to the Joint Venture or its Affiliates under the Intellectual Property Agreement.

“Fujitsu Business Benefit Plans” means any Benefit Plan or Foreign Plan maintained or contributed to, or required to be maintained or contributed to, by Fujitsu or for the benefit of any present or former officers or employees of the Fujitsu Flash Memory Business.

“Fujitsu Contributed Subsidiary” means Fujitsu Malaysia. For the avoidance of doubt, Fujitsu Contributed Subsidiary does not include FASL (Japan).

“Fujitsu Contributed Subsidiary Closing Balance Sheet” means the unaudited balance sheet as of the Closing of the Fujitsu Contributed Subsidiary attached hereto as Annex I.

“Fujitsu Division Assets” means the assets described in Annex J.

“Fujitsu Employee Pension Fund” shall mean the Basic Portion, Additional Portion No. 1 and Additional Portion No. 3 of the Fujitsu Pension Fund (Fujitsu Kousei Nenkin Kikin) maintained for the benefit of, among other employees, Fujitsu Transferred Employees and Fujitsu Prospective Transferred Employees. For purposes of this Agreement, the term Fujitsu Employee Pension Fund shall not include the Additional Portion No. 2 or Additional Portion No. 4 of the Fujitsu Pension Fund.

“Fujitsu Environmental Condition” means (a) the Handling or Release prior to the Closing by Fujitsu or its Affiliates or its or their Predecessors or contractors of any Hazardous Substance, in, on, from, under or to any Fujitsu Operating Site, including the effects of such Handling or Release of Hazardous Substances on resources, Persons or property inside or outside the boundaries of any Fujitsu Operating Site, whether before or after the Closing; (b) any presence or Release of any Hazardous Substance in, on, from, under or to the Fujitsu Business Assets before or at the Closing, including the effects of such presence or Release on resources, Persons, or property inside or outside the boundaries of the Fujitsu Business Assets, whether before or after Closing; (c) any other act or omission prior to the Closing of Fujitsu, its Affiliates or its or their Predecessors in connection with the operation of the Fujitsu Flash Memory Business or the Fujitsu Business Assets or the Fujitsu Contributed Subsidiary or its Predecessors that gives rise to Liability under any Environmental Law; and (d) any Fujitsu Monden Environmental Condition.

“Fujitsu Excluded Assets” means (a) cash and marketable securities of Fujitsu and its Affiliates (other than cash and marketable securities of the Fujitsu Contributed Subsidiary, if any, reflected on the Fujitsu Contributed Subsidiary Closing Balance Sheet), (b) accounts and notes receivable of Fujitsu and its Affiliates (other than accounts and notes receivable of the Fujitsu Contributed Subsidiary, if any, reflected on the Fujitsu Contributed Subsidiary Closing Balance Sheet), (c) the Fujitsu Licensed Intellectual Property and (d) the assets listed on Annex K hereto.

“Fujitsu Excluded Liabilities” means all Liabilities of Fujitsu and its Affiliates that are not Fujitsu Assumed Liabilities, including, without limitation (a) Liabilities related to or arising from any of the Fujitsu Excluded Assets, (b) Liabilities related to or arising from Fujitsu Environmental Conditions, (c) Liabilities of Fujitsu under Sections 2.3, 2.4 and 2.5, (d) Liabilities of Fujitsu or any of its Affiliates that do not relate to the Fujitsu Flash Memory Business, (e) Liabilities of Fujitsu or any of its Affiliates related to or arising out of events or circumstances occurring in connection with the operation of the Fujitsu Flash Memory Business or the Fujitsu Business Assets prior to Closing, including Liabilities related to any time period ending prior to the Closing regarding performance or other obligations required to be performed prior to Closing under Contracts and Permits included in the Fujitsu Business Assets, other than Liabilities to the extent reflected on the Fujitsu Contributed Subsidiary Closing Balance Sheet (except as otherwise specifically provided in Sections 2.3 and 2.5 or any other provision of the Transaction Documents), (f) Fujitsu Benefits Liabilities, except as otherwise provided under Section 8.5 hereof or any other provision of the Transaction Documents, (g) Liabilities related to (i) any Proceedings pending against Fujitsu or any of its Affiliates prior to the Closing and (ii) any Proceedings instituted after the Closing arising from the operation of the Fujitsu Flash Memory Business or the Fujitsu Business Assets prior to the Closing and (h) any accounts or notes payable of Fujitsu and its Affiliates outstanding immediately prior to the Closing, other than accounts or notes payable reflected on the Fujitsu Contributed Subsidiary Closing Balance Sheet.

“Fujitsu FASL (Japan) Equity” means 487,955 shares of FASL (Japan) stock represented by certificate no. 1A001.

“Fujitsu Inventory” means all of Fujitsu’s and the Fujitsu Contributed Subsidiary’s wafers die, raw materials, work in process and finished products with respect to the Fujitsu Flash Memory Business, in each case, wherever located.

“Fujitsu Licensed Intellectual Property” means the Intellectual Property Rights licensed by Fujitsu to the Joint Venture or its Affiliates pursuant to the Fujitsu-FASL Patent-Cross License Agreement and the Intellectual Property Agreement.

“Fujitsu Malaysia” means Fujitsu Microelectronics (Malaysia) Sdn. Bhd., a company organized under the laws of Malaysia.

“Fujitsu Malaysia Equity” means all of the outstanding capital stock or other equity interests of Fujitsu Malaysia.

“Fujitsu Monden Environmental Condition” means the presence or Release at, in, on, under or from the Fujitsu Monden Property, prior to the Closing Date, to soil or groundwater at, in, on, under or to the FASL (Japan) Monden Property of any Hazardous Substances associated with, or that have resulted in, the detection of fluorine in groundwater at the FASL (Japan) Monden Property as described in the Phase II Environmental Site Assessment (ERM, Inc. June 6, 2003), including the effects of such presence or Release on resources, Persons, or property inside or outside the boundaries of the FASL (Japan) Monden Property whether before or after the Closing. In the case of an ongoing or continual Release of the above-referenced Hazardous Substances as of the Closing Date, Fujitsu Monden Environmental Condition includes any portion of the Release that occurs after the Closing Date.

“Fujitsu Monden Property” means the Real Property owned by Fujitsu located within the Monden Industrial Park in Aizuwakamatsu City, Fukushima, Japan, but not including the FASL (Japan) Monden Property.

“Fujitsu Operating Site” means any Fujitsu Business Assets and any Real Property or Facility owned, operated, leased or used at any time prior to the Closing by Fujitsu, its Affiliates or its or their Predecessors in connection with the operation of the Fujitsu Flash Memory Business or by the Fujitsu Contributed Subsidiary, or its Subsidiaries or Predecessors, including, without limitation, any offsite disposal or treatment facilities used in connection with the Fujitsu Flash Memory Business or by the Fujitsu Contributed Subsidiary, or its Subsidiaries or Predecessors.

“Fujitsu Portion of the Unfunded Amount” for any FASL Included Employee shall mean the product of the Unfunded Amount for that employee multiplied by the employee’s years of service through the end of the Secondment Period and divided by such employee’s total years of service through the Establishment Date, plus an additional 5% of such Unfunded Amount in consideration of the efforts of the parties to reconcile Japanese and United States accounting principles. For purposes of clarification, and solely by way of example, if the Fujitsu Portion of the Unfunded Amount when expressed as a percentage of a FASL Included Employee’s Unfunded Amount prior to the additional 5% amount described in the preceding sentence is 60%, the total Fujitsu Portion of the Unfunded Amount for such FASL Included Employee shall be 65% of the total Unfunded Amount for that Employee.

“Fujitsu Prospective Transferred Employees” means those employees of Fujitsu and its Affiliates listed on Annex L attached hereto who will be transferred by Fujitsu and its Affiliates to FASL (Japan) or its Affiliates, either as of the Launch Date or at the end of the Secondment Period (as defined in the Fujitsu Secondment Agreement), as the case may be.

“Fujitsu Transferred Employees” means employees of Fujitsu who have been transferred from Fujitsu (or its Affiliates, as the case may be), including employees who transfer from Fujitsu as of the Launch Date and the Seconded Employees (as defined in the Fujitsu Secondment Agreement) who transfer from Fujitsu as of the Fujitsu Transfer Date (as defined in the Fujitsu Secondment Agreement).

“Governmental Authority” means any foreign, domestic, national, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Handling” means any use, generation, storage, treatment, processing, transportation, recycling, disposal, or other handling or disposition of any kind, including the arrangement by contract, agreement or otherwise for such handling or disposition by any other Person.

“Hazardous Substance” means any pollutants, contaminants, chemicals, waste; any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound; or any hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under, or which may form the basis of Liability under, any Environmental Laws. “Hazardous Substance” includes, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products, fractions or by-products, radioactive substances, sludges and slag.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Initial Asset Transfer Amount” shall mean the initial amount of assets to be transferred from the Fujitsu Employee Pension Fund to the FASL (Japan) Employee Pension Fund on the Establishment Date in respect of the FASL (Japan) Employees as determined in accordance with Section 8.9(b)(iii), below.

“Intellectual Property Rights” has the meaning set forth in the Intellectual Property Agreement.

“Japan GAAP” means generally accepted accounting principles in Japan.

“Judgment” includes any (a) judicial or administrative judgment, order, writ, injunction, decree or award or (b) any Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“JV Environmental Condition” means (a) the Handling or Release, after the Closing Date by the Joint Venture, its Subsidiaries, or JV Predecessors of any Hazardous Substance, either in, on, from, under or to a JV Operating Site, including, without limitation, the effects of such Handling or Release of Hazardous Substances on resources, Persons, or property within or outside the boundaries of any JV Operating Site; (b) any other act or omission of the Joint Venture, its Subsidiaries or its or their JV Predecessors, subsequent to the Closing Date that gives rise to Liability or potential Liability under any Environmental Law; and (c) solely for purposes of Section 10.5 of this Agreement, the JV Monden Environmental Condition.

“JV Monden Environmental Condition” means the presence or Release at, in, on, under or from the FASL (Japan) Monden Property, prior to the Closing Date, to soil or groundwater at, in, on, under or to the Fujitsu Monden Property of any Hazardous Substances associated with, or that have resulted in, the detection of fluorine in groundwater at the FASL (Japan) Monden Property as described in the Phase II Environmental Site Assessment (ERM, Inc. June 6, 2003), including the effects of such presence or Release on resources, Persons, or property inside or outside the boundaries of the Fujitsu Monden Property whether before or after the Closing. In the case of an ongoing or continual Release of the above-referenced Hazardous Substances as of the Closing Date, JV Monden Environmental Condition includes any portion of the Release that occurs after the Closing Date.

“JV Operating Site” means any Real Property or Facility owned, leased or used by the Joint Venture, its Subsidiaries or its or their JV Predecessors, from and after Closing in connection with the operation of the Joint Venture Business, including any offsite disposal or treatment facilities utilized in connection with the Joint Venture Business.

“JV Predecessors” means any Person, the assets or obligations of which are acquired or assumed by the Joint Venture or its Subsidiaries or to which the Joint Venture or its Subsidiaries succeeds following the Closing Date.

“Knowledge of AMD” or “Knowledge” when used with respect to AMD or similar phrases means the actual knowledge of the individuals listed on Annex M hereto.

“Knowledge of the AMD Facility Managers” means the actual knowledge of the individuals listed on Annex N hereto.

“Knowledge of Fujitsu” or “Knowledge” when used with respect to Fujitsu or similar phrases means the actual knowledge of the individuals listed on Annex O hereto.

“Knowledge of the Fujitsu Facility Managers” means the actual knowledge of the individuals listed on Annex P hereto.

“Kuala Lumpur Real Property” means the following parcels of Real Property: (i) the single parcel known as Lot P.T. 752, Persiaran Kuala Selangor, located at Persiaran Kuala Selangor, Sek. 26 40000 Shah Alam, Selangor Darul Ehsan, Malaysia, with a total area of 1,742,400 square feet, and more particularly described in Land Title Deed No. 71752, Lot. No. 752 Mukim Damanasara and (ii) the two parcels known together as Lot P.T. 753, Persiaran Kuala Selangor, located at Persiaran Kuala Selangor, Sek. 26 40000 Shah Alam, Selangor Darul Ehsan, Malaysia, with total areas of 1,312,141 and 470,800 square feet, respectively, and more particularly described in Land Title Deed No. 71752, Lot. No. 753 Mukim Damanasara.

“Launch Date” means June 30, 2003.

“Liability” means, with respect to any Person, any liability, indebtedness, expense, guaranty, endorsement or obligation of or by such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” includes any mortgage, lien, pledge, security interest, conditional sale agreement, charge, claim, easement, right, condition, restriction or other encumbrance or defect of title of any nature whatsoever (including, without limitation, (a) any assessment, charge or other type of notice which is levied or given by any Governmental Authority and for which a lien could be filed and (b) any restriction on the use, voting, transfer or receipt of income), in each case excluding licenses of Intellectual Property Rights.

“Losses” means any and all costs, losses, Taxes, Liabilities, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, costs of mitigation or remediation, losses in connection with any Environmental Law (including, without limitation, any clean-up or remedial action), damages to the environment, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

“Material Adverse Effect on the Joint Venture” means any facts or circumstances that would result in a material adverse effect on the business, operations, affairs, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of the Joint Venture, taken as a whole, assuming consummation of the transactions contemplated hereby.

“Material Contract” means Contracts that satisfy one or more of the following criteria: (a) Contracts not made in the ordinary course of business, (b) Contracts to purchase, sell or otherwise transfer any (i) Real Property or (ii) personal property with a purchase price in excess of US$10 million, whether a party is the buyer, seller, grantor or grantee thereunder, (c) Contracts involving future expenditures or Liabilities, actual or potential, in excess of US$10 million, (d) Contracts containing covenants limiting the freedom of the Joint Venture, a Contributing Party, an AMD Contributed Subsidiary, a Fujitsu Contributed Subsidiary or

Prospective Transferred Employees to engage in any line of business or compete with any Person or pursuant to which any material benefit is required to be given or lost as a result of so competing, (e) operating or other agreements with respect to partnerships, limited liability companies and joint ventures or other Contracts involving sharing of profits, (f) employment contracts and severance agreements with Prospective Transferred Employees, (g) labor or union contracts with respect to Prospective Transferred Employees, (h) Real Property Leases, (i) Contracts for borrowed money in excess of US$10 million, (j) Material Personal Property Leases, (k) Contracts to acquire a business or the equity of another Person and (l) Contracts that involve the license of Intellectual Property Rights that are material to the operation of the AMD Flash Memory Business or the Fujitsu Flash Memory Business. Notwithstanding the foregoing, “Material Contract” does not include any Contract one of the principal purposes of which is the granting of a license to Third Party Other IP Rights (as defined in the Intellectual Property Agreement) to AMD, Fujitsu or any of their Affiliates.

“Material Personal Property Leases” means leases for personal property with payments that exceed US$2.5 million per year or US$10 million in the aggregate.

“Member” has the meaning given to it in the Operating Agreement.

“Membership Interest” has the meaning given to it in the Operating Agreement.

“NVM” means a non-volatile memory device wherein information stored in a memory cell is maintained without power consumption and the write time (including erase time if there is an erase operation prior to a write operation) exceeds the read time, allowing the device to function primarily as a reading device.

“Penang Real Property” means the Real Property leased from Penang Development Corporation and located at AM 1, Bayan Lepas Free Trade Zone, Phase I, Penang, Malaysia and AM 2, 4, EDC, Bayas Lepas Free Trade Zone, Phase 2, Penang, Malaysia.

“Pension Benefits” shall mean pension benefits accrued under the Basic Portion, Additional Portion No. 1 and Additional Portion No. 3 of the Fujitsu Employee Pension Fund.

“Percentage Interest” has the meaning given to it in the Operating Agreement.

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders, franchises, qualifications, registrations and permits or other similar authorizations of a Governmental Authority (and any other Person) required under Applicable Law necessary for the operation of the AMD Flash Memory Business and the AMD Business Assets or the Fujitsu Flash Memory Business and the Fujitsu Business Assets, as applicable, in each case, excluding licenses of Intellectual Property Rights.

“Permitted Liens” means (a) Liens for Taxes or charges or claims by a Governmental Authority (i) not yet due and payable, or (ii) being contested in good faith in appropriate Proceedings, (b) statutory Liens of landlords, Liens of carriers, workmen, repairmen, warehousepersons, mechanics and materialpersons and other similar Liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith in appropriate Proceedings, (c) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case incurred or made in the ordinary course of business, consistent with past practice, (d) easements, covenants, restrictions, rights of way, and other non-monetary imperfections of title or encumbrances that are a matter of public record and do not, individually or in the aggregate, materially affect the marketability of the property subject thereto or materially interfere with the present or proposed use of such property, (e) other encumbrances or minor matters that individually or in the aggregate are not material in amount and do not materially detract from or interfere with the value or the present or intended use of the property to which such encumbrance(s) relate(s), (f) zoning, building or similar restrictions relating to or affecting property which would not, individually or in the aggregate, materially interfere with the present use or intended use of the affected property, (g) conditions which would be disclosed by a survey or physical inspection which, in either case, would not individually or in the aggregate materially interfere with the present use or intended use of the affected property, (h) Liens securing the Fab 25 Loan Agreement and (i) Liens set forth on Annex Q hereto.

“Permitted Title Exceptions” means (a) Liens for Taxes not yet due and payable or Taxes being contested in good faith in appropriate Proceedings; (b) as to the Penang Real Property, the Bangkok Real Property, the Suzhou Real Property, the Kuala Lumpur Real Property, the Sunnyvale Real Property and the Austin Real Property, easements, covenants, conditions, restrictions, rights of way, non-monetary encumbrances and non-monetary title defects which would not, individually or in the aggregate, materially interfere with the right or ability of the Joint Venture to use or operate the affected property in the Joint Venture Business; (c) as to the Sunnyvale Real Property, the exceptions set forth in Section 7.6(a) hereof; (d) as to the Austin Real Property, the exceptions set forth in Section 7.6(b) hereof; (e) workmen’s, repairmen’s, mechanics’, carriers’ or other similar Liens arising or incurred in the ordinary course of business; (f) zoning, building, or similar restrictions relating to or affecting property which would not, individually or in the aggregate, materially interfere with the right or ability of the Joint Venture to use or operate the affected property in the Joint Venture Business; (g) Liens affecting the interest of the owner of the land underlying any right of way or easement benefiting the AMD Contributed Owned Real Property or the Fujitsu Contributed Owned Real Property (as the case may be); (h) conditions which would be disclosed by a current, accurate survey or physical inspection which, in either case, would not individually or in the aggregate materially interfere with the right or ability of the Joint Venture to use and operate the affected property in the conduct of the Joint Venture Business; and (i) Liens securing the Fab 25 Loan Agreement.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or Governmental Authority.

“Personal Property Leases” means all existing leases, subleases, licenses, options, rights, concessions or other agreements or arrangements with respect to personal property (excluding licenses of Intellectual Property Rights).

“Post-Launch Transition Period” shall mean the period beginning on July 1, 2003 and ending on the Establishment Date.

“Predecessor” of a Person means any other Person, the assets or liabilities of which have been acquired or assumed by such Person or to which such Person has succeeded.

“Pre-Launch Transition Period” shall mean the period beginning on September 21, 2001 and ending June 30, 2003.

“Pre-Secondment Period” shall mean the period prior to April 16, 1993.

“Projected Benefit Obligation” or “PBO” is the projected benefit obligation as that term is defined in SFAS 87, as of the Establishment Date.

“Prospective Transferred Employees” means the AMD Prospective Transferred Employees and Fujitsu Prospective Transferred Employees.

“Real Property” means real property together with all Facilities, fixtures, easements, licenses, options and all other rights appurtenant thereto.

“Real Property Leases” means all existing leases, subleases, licenses, sublicenses, occupancy agreements, options, rights, concessions or other agreements or arrangements with respect to Real Property.

“Release” means any release, threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Remediation Activity” means any cleanup, response, removal, remedial, corrective or other action to clean up, detoxify, decontaminate, treat, contain, prevent, cure, mitigate or otherwise remedy any Release of any Hazardous Substance; any action to comply with any Environmental Law or Permit; and any inspection, investigation (including subsurface investigations), study, monitoring, assessment, sampling and testing (including soil and/or groundwater sampling activities), laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to herein.

“Representative” means any officer, director, principal, attorney, agent, employee or other representative.

“Required Consents” means the Required AMD Consents and the Required Fujitsu Consents.

“Required Contractual Consents” means the Required AMD Contractual Consents and the Required Fujitsu Contractual Consents.

“Required Governmental Approvals” means the Required AMD Governmental Approvals and the Required Fujitsu Governmental Approvals.

“Secondment Period” shall mean the period beginning on April 16, 1993 and ending on September 20, 2001.

“Shared Facility” shall mean any Facility owned or operated by AMD or Fujitsu, or their respective Affiliates, that is required or used as of the Closing Date for the collection, handling, storage or discharge of wastes in connection with the ownership, operation and use of the AMD Business Assets and the AMD Flash Memory Business, or the Fujitsu Business Assets and the Fujitsu Flash Memory Business, respectively, that is not conveyed, transferred, or assigned to the Joint Venture as of the Closing Date, including the wastewater and storm water collection and discharge systems serving the Austin Real Property or the neighboring AMD property as of the Closing Date.

“Shared Permit” shall mean any material Permit held by AMD or Fujitsu, or their respective Affiliates, that is required under Environmental Law for the ownership, operation and use of the AMD Business Assets and the AMD Flash Memory Business, or the Fujitsu Business Assets and the Fujitsu Flash Memory Business, respectively, that is not conveyed, transferred, or assigned to the Joint Venture as of the Closing Date, including the (a) Industrial Waste Discharge Permit No. 16506116 issued by the City of Austin and (b) Air Emissions Operating Permit No. 6995 issued by the Texas Commission on Environmental Quality.

“Significant Reduction-In-Force at FASL Japan” is defined as an involuntary termination of employment by FASL (Japan) of ten percent (10%) or more of the FASL Included Employees within any six-month period occurring within the first five years following the Launch Date.

“Specified Actuarial Assumptions” used to calculate all pension costs and liabilities, and to derive the amounts of pension assets to be allocated under this Agreement shall, unless otherwise stated to the contrary herein, be based on the actuarial assumptions used by the Fujitsu Employee Pension Fund’s actuary in preparing such fund’s most recent Japan GAAP financial statements, as of the effective date of any calculation using Specified Actuarial Assumptions; provided, however, that for purposes of this Agreement 2.5% shall be the discount rate to be used for such purposes, unless a different rate is subsequently agreed to in writing by Fujitsu and AMD.

“Stand-Alone NVM Product” means a semiconductor product (including a single chip or a multiple chip or system product) containing NVM dedicated to data storage wherein all circuitry (including logic circuitry) contained therein is solely to accept, store, retrieve or access information or instructions and cannot manipulate such information or execute instructions.

“Subsidiary” of a Person means (a) any corporation, company or other legal entity (other than a partnership) in an unbroken chain of corporations, companies or other legal entities beginning with such Person, if each of the corporations, companies or entities other than the last corporation, company or entity in the unbroken chain then owns stock or other equity interests possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other corporations, companies or other legal entities in such chain, (b) any partnership in which the Person is a general partner or (c) any partnership in which the Person possesses more than a fifty percent (50%) interest in the total capital or total income of such partnership. Notwithstanding the foregoing, neither the Joint Venture nor FASL (Japan) shall be deemed to be a Subsidiary of either AMD or Fujitsu for purposes of this Agreement.

“Sunnyvale Real Property” means the Real Property located at 913, 915 and 943 DeGuigne, Sunnyvale, California and more particularly described in the Grant Deed executed on May 16, 2003 by AMD Investments and filed in the real property records of Santa Clara County, California as document number 17046682.

“Suzhou Real Property” means the Real Property described in the Contract for transfer of the right-to-use of the land in respect of 5.9 hectacres in the Singapore-Suzhou township between China-Singapore Suzhou Industrial Park Development Co., Ltd. and Advanced Micro Devices (Suzhou) Limited, dated December 1995.

“Tax” means all taxes, levies, imposts and fees imposed by any Governmental Authority (domestic or foreign) of any nature, including but not limited to federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Return” means all returns, reports, forms, certificates or other information required to be filed with any Governmental Authority with respect to any Tax.

“Transaction Documents” means this Agreement and the Ancillary Documents.

“Transfer Taxes” means all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, capital, value-added or similar taxes that may be imposed in connection with the direct or indirect transfer to the Joint Venture of AMD Business Assets or Fujitsu Business Assets or assumption of AMD Assumed Liabilities or Fujitsu Assumed Liabilities by the Joint Venture, together with any interest, additions to tax or penalties with respect thereto and any interest in respect of such additions to tax and penalties.

“Transferred Employees” shall mean (i) Fujitsu Transferred Employees, (ii) Fujitsu Prospective Transferred Employees who have been seconded by Fujitsu or its Affiliates to FASL (Japan) but have not yet become Fujitsu Transferred Employees on the Establishment Date and (iii) former employees of Fujitsu and its Affiliates who transferred to FASL (Japan) prior to the Launch Date.

“Unfunded Amount” for any FASL Included Employee shall mean, as of the Establishment Date, the sum of such employee’s (i) Basic Pension Benefit Liability plus (ii) Additional Portion No. 1 Pension Benefit Liability plus (iii) the Additional Portion No. 3 Pension Benefit Liability minus (iv) the Initial Asset Transfer Amount attributable to him or her.

“Unit” has the meaning given to it in the Operating Agreement.

“U.S. GAAP” means generally accepted accounting principles in the United States.

1.2 Index of Other Defined Terms. In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

Defined Term	Section

“Agreement”	Preamble

“AMD”	Preamble

“AMD Asset Purchase Agreement”	4.1(b)

“AMD Asset Sale Promissory Note”	4.1(c)

“AMD Assumed Liabilities”	2.2

“AMD Closing Date Contributed Assets”	2.1(a)

“AMD Contributed Assets”	2.1(b)

“AMD Contributed Contracts”	2.1(a)

“AMD Contributed Leased Real Property”	5.6(a)

“AMD Contributed Owned Real Property”	5.6(b)

“AMD Contributed Permits”	5.9(a)

“AMD Deductible”	10.8(a)

“AMD Distribution Agreement”	4.1(b)

“AMD Entities”	5.1

“AMD Employment Agreements”	5.11(a)

“AMD-FASL Patent Cross-License Agreement”	4.1(b)

“AMD Flash Memory Business”	Recitals

Defined Term	Section

“AMD Flash Memory Business Income Statements”	5.24

“AMD Indemnitees”	10.4

“AMD Investments”	Preamble

“AMD Post-Closing Contributed Assets”	2.1(b)

“AMD Pre-Closing Contributed Assets”	Recitals

“AMD Pre-Closing Taxes”	2.4

“AMD Promissory Note”	4.1(c)

“AMD Services Agreement”	4.1(b)

“AMD Site”	5.15(a)

“AMD Technology Services Agreement”	4.1(b)

“AMD Threshold”	10.8(a)

“Applicable Interest Rate”	8.9(b)

“Assumed Liabilities”	2.2

“Austin Title Policy”	7.6(b)

“Claimant”	10.9(a)

“Closing”	4.1(a)

“Closing Date”	4.1(a)

“Confidentiality Agreement”	12.13(b)

“Contribution Consideration”	Article III

“Fab 25 Deed”	4.1(b)

“FASL/AMD Services Agreement	4.1(b)

“FASL (Japan)”	Recitals

“FASL (Japan) Employee Pension Fund”	8.9(b)

Defined Term	Section

“FASL (Japan) Flash Memory Business”	Recitals

“FASL (Japan) Termination Agreement”	4.1(b)

“Fujitsu”	Preamble

“Fujitsu-AMD Patent Cross-License Agreement”	4.1(b)

“Fujitsu Assumed Liabilities”	2.2

“Fujitsu Closing Date Contributed Assets”	2.1(c)

“Fujitsu Contributed Assets”	2.1(d)

“Fujitsu Contributed Contracts”	2.1(c)

“Fujitsu Contributed Leased Real Property”	6.6(a)

“Fujitsu Contributed Owned Real Property”	6.6(b)

“Fujitsu Contributed Permits”	6.9(a)

“Fujitsu Deductible”	10.8(a)

“Fujitsu Distribution Agreement”	4.1(b)

“Fujitsu Employment Agreements”	6.11(a)

“Fujitsu Entities”	6.1

“Fujitsu-FASL Patent Cross-License Agreement”	4.1(b)

“Fujitsu Flash Memory Business”	Recitals

“Fujitsu Flash Memory Business Income Statements”	6.24

“Fujitsu Indemnitees”	10.5

“Fujitsu Post-Closing Contributed Assets”	2.1(d)

“Fujitsu Pre-Closing Taxes”	2.4

“Fujitsu Promissory Note”	4.1(c)

“Fujitsu Secondment Agreement”	4.1(b)

Defined Term	Section

“Fujitsu Services Agreement”	4.1(b)

“Fujitsu Site”	6.15(a)

“Fujitsu Sub”	Preamble

“Fujitsu Technology Services Agreement”	4.1(b)

“Fujitsu Threshold”	10.6(a)

“Indemnifying Party”	10.9(a)

“Intellectual Property Agreement”	4.1(b)

“Investment Company Act”	5.22

“Joint Venture”	Preamble

“Joint Venture Business”	Recitals

“JV Indemnitees”	10.2

“Lease Agreement (AMD Malaysia)”	4.1(b)

“Manufacturing Service Agreement”	4.1(b)

“Non-Competition Agreement”	4.1(b)

“Operating Agreement”	4.1(b)

“Parent Guaranty”	4.1(b)

“Proceedings”	5.7

“Remediation Agreement”	4.1(b)

“Required AMD Consents”	5.9(b)

“Required AMD Contractual Consent”	5.9(b)

“Required AMD Governmental Approval”	5.9(b)

“Required Fujitsu Consents”	6.9(b)

“Required Fujitsu Contractual Consent”	6.9(b)

Defined Term	Section

“Required Fujitsu Governmental Approval”	6.9(b)

“Restructuring”	7.1

“Second Closing Date”	2.1(b)

“Seconded Employee Payroll Servicing Agreement”	4.1(b)

“Securities Act”	5.23

“Straddle Period”	2.4

“Supplemental Payment”	8.9(b)

“Sunnyvale Title Policy”	7.6(a)

“Tax Concessions”	5.14

“Third Party Claim”	10.9(a)

1.3 Interpretation.

(a) Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

(b) Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections, Annexes, Schedules and Exhibits herein are to Sections, Annexes, Schedules and Exhibits of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(c) References to Persons, Agreements and Statutes. Unless otherwise expressly provided herein, (i) references to a Person include its successors and permitted assigns, (ii) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

ARTICLE II.

CONTRIBUTION OF ASSETS

2.1 Agreement to Contribute and Accept. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth:

(a) AMD Investments shall, and AMD shall cause AMD Investments to, convey, transfer, assign and deliver to the Joint Venture on the Closing Date, and the Joint Venture shall accept from AMD Investments, free and clear of all Liens, other than Permitted Liens, all of AMD Investments’ right, title and interest in and to the following (the “AMD Closing Date Contributed Assets”):

(i) US$70,851.00 by wire transfer of immediately available funds to an account designated by the Joint Venture at least two (2) days prior to the Closing Date;

(ii) the AMD Closing Date Contributed Fab 25 Assets;

(iii) the AMD Closing Date California Assets;

(iv) the AMD FASL (Japan) Closing Date Contributed Equity;

(v) the AMD Coatue Assets;

(vi) the AMD Inventory that is not owned by the AMD Contributed Subsidiaries;

(vii) subject to Section 7.1, (A) all Contracts of AMD or any of its Affiliates which are exclusively related to the AMD Flash Memory Business, the AMD Business Assets (other than Contracts) or the operation thereof, except for those Contracts listed on Annex R hereto and (B) the Contracts listed on Annex S hereto of AMD or any of its Affiliates, but excluding in each case, Contracts one of the principal purposes of which is the granting of Third Party Other IP Rights (as defined in the Intellectual Property Agreement) to AMD or an Affiliate of AMD (collectively, the “AMD Contributed Contracts”); and

(viii) subject to Section 7.1, all AMD Contributed Permits.

(b) On a date to be agreed upon by AMD and Fujitsu, but in no event later than July 18, 2003 (the “Second Closing Date”), provided that neither the Joint Venture nor FASL (Japan) shall have been dissolved or have taken actions to cause such dissolution as of the Second Closing Date, AMD Investments shall, and AMD shall cause AMD Investments to, convey, transfer, assign and deliver to the Joint Venture, and the Joint Venture shall accept from AMD Investments, free and clear of all Liens, other than Permitted Liens, all of AMD Investments’ right, title and interest in and to the AMD FASL (Japan) Additional Equity (the “AMD Post-Closing Contributed Assets” and together with the AMD Closing Date Contributed Assets and the AMD Pre-Closing Contributed Assets, the “AMD Contributed Assets”) pursuant to documents and/or instruments in form and substance reasonably acceptable to Fujitsu and Fujitsu Sub, duly executed and delivered by AMD Investments and/or its applicable Affiliates.

In no event shall the AMD Contributed Assets include any of the AMD Excluded Assets.

(c) Fujitsu Sub shall, and Fujitsu shall cause Fujitsu Sub to, convey, transfer, assign and deliver to the Joint Venture on the Closing Date, and the Joint Venture shall accept from Fujitsu Sub, free and clear of all Liens, other than Permitted Liens, all of Fujitsu Sub’s right, title and interest in and to the following (the “Fujitsu Closing Date Contributed Assets”):

(i) US$55,120,608.00 by wire transfer of immediately available funds to an account designated by the Joint Venture at least two (2) days prior to the Closing Date;

(ii) the Fujitsu FASL (Japan) Equity;

(iii) the Fujitsu Malaysia Equity;

(iv) the Fujitsu Inventory that is not owned by the Fujitsu Contributed Subsidiary;

(v) subject to Section 7.1, (A) all Contracts of Fujitsu or any of its Affiliates which are exclusively related to the Fujitsu Flash Memory Business, the Fujitsu Business Assets (other than Contracts) or the operation thereof, except for those Contracts listed on Annex T hereto and (B) all Contracts listed on Annex U hereto of Fujitsu or any of its Affiliates, but excluding in each case Contracts one of the principal purposes of which is the granting of Third Party Other IP Rights (as defined in the Intellectual Property Agreement) to Fujitsu or an Affiliate of Fujitsu (collectively, the “Fujitsu Contributed Contracts”); and

(vi) subject to Section 7.1, all Fujitsu Contributed Permits.

(d) On the Second Closing Date, subject to AMD Investments making its contribution pursuant to Section 2.1(b), Fujitsu Sub shall, and Fujitsu shall cause Fujitsu Sub to, deliver to the Joint Venture as a capital contribution US$84,879,392.00 by wire transfer of immediately available funds to an account designated by the Joint Venture at least two (2) days prior to the Second Closing Date (the “Fujitsu Post-Closing Contributed Assets” and together with the Fujitsu Closing Date Contributed Assets, the “Fujitsu Contributed Assets”).

In no event shall the Fujitsu Contributed Assets include any of the Excluded Fujitsu Assets.

2.2 Assumption of Liabilities. Notwithstanding anything to the contrary set forth in the definition of AMD Excluded Liabilities or Fujitsu Excluded Liabilities, but otherwise subject to the terms and conditions of this Agreement and the Ancillary Documents and in reliance upon the representations, warranties and agreements herein set forth, the Joint Venture, effective as of the Closing, will assume and perform and in due course pay and discharge (or cause its applicable Affiliates to perform, pay and discharge) the following Liabilities of the Contributing Parties and their Affiliates (and with respect to Section 2.2(f), FASL (Japan)): (a) any Liabilities arising out of or based upon events or circumstances occurring after the Closing in connection with or resulting from the operation of the Joint Venture Business, including product warranty claims made with respect to the sale of products by the Joint Venture and its Subsidiaries after the Closing, whether or not such products were manufactured prior to the Closing; (b) any amounts payable by a Contributing Party or its Affiliates and any other Liabilities (executory or otherwise) of a Contributing Party or its Affiliates that accrue or relate to the period after the Closing under any Contract included in (i) the AMD Business Assets and (ii) the Fujitsu Business Assets, provided that, the Joint Venture shall assume such Liabilities with respect to (A) any Coatue Employee Agreement only to the extent that the Coatue Employees who are parties to such Coatue Employee Agreement become employees of the Joint Venture or a Subsidiary of the Joint Venture and (B) the Coatue Employee Contract referred to as Side Letter by and between Juri Krieger regarding the investment in the Russian Federation only to the extent the investment in the Russian Federation provided for therein occurs after the fourth anniversary of the date hereof; (c) any amounts payable by the Joint Venture pursuant to Sections 2.3, 2.4 and 2.5 and other Liabilities specifically assumed under other provisions of the Transaction Documents; (d) Liabilities to the extent reflected as accruals or reserves on the AMD Contributed Subsidiary Closing Balance Sheets (except as otherwise specifically provided in Sections 2.3 or 2.5 or in any other provision of the Transaction Documents); (e) Liabilities to the extent reflected as accruals or reserves on the Fujitsu Contributed Balance Sheets; (f) Liabilities of FASL (Japan); (g) Liabilities for product warranty and product return claims with respect to product sales made prior to the Closing by AMD, Fujitsu or their Affiliates up to the sum of the reserves for such claims contributed by AMD and Fujitsu, respectively, as set forth on Schedules 5.26 and 6.26; and (h) Liabilities with respect to accrued but unused vacation and sabbatical as of the Closing Date for the AMD Prospective Transferred Employees and the Fujitsu Prospective Transferred Employees up to the sum of the reserves and accruals for such Liabilities contributed by AMD and Fujitsu, respectively, as set forth on Schedules 5.26 and 6.26 (collectively, the “Assumed Liabilities”). The Assumed Liabilities described above that relate to the AMD Flash Memory Business being assumed by the Joint Venture are referred to herein as the “AMD Assumed Liabilities” and the Assumed Liabilities described above that relate to the Fujitsu Flash Memory Business being assumed by the Joint Venture are referred to as the “Fujitsu Assumed Liabilities.” In the event that payment is received by a Contributing Party or its Affiliates as payment for the performance of services or the provision of products, which performance of services or provision of products is an Assumed Liability hereunder, such Contributing Party shall, or shall cause its respective Affiliates to, pay over to the Joint Venture the amounts so received in respect of such Assumed Liability.

EXCEPT FOR THE ASSUMED LIABILITIES WHICH ARE HEREBY EXPRESSLY ASSUMED, THE JOINT VENTURE DOES NOT ASSUME ANY LIABILITIES, DEBTS, OBLIGATIONS OR DUTIES OF ANY CONTRIBUTING PARTY OF ANY KIND OR NATURE WHATSOEVER.

2.3 Certain Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other transferable license or Permit fees and other similar periodic charges payable with respect to (a) the AMD Business Assets shall be prorated between AMD and the Joint Venture and (b) the Fujitsu Business Assets shall be prorated between Fujitsu and the Joint Venture, with AMD or Fujitsu (as the case may be) bearing such costs and expenses attributable to the period through and including the Closing Date, and the Joint Venture bearing such costs and expenses attributable to the period after the Closing Date.

2.4 Taxes. Except as otherwise provided in this Agreement and to the extent reflected on the AMD Contributed Subsidiary Closing Balance Sheets and the Fujitsu Contributed Subsidiary Closing Balance Sheet, (a) all Taxes (other than Transfer Taxes) in respect of the AMD Business Assets for the period or portions of periods ending at or prior to the Closing shall be borne solely by AMD (“AMD Pre-Closing Taxes”) and (b) all Taxes (other than Transfer Taxes) in respect of the Fujitsu Business Assets for the period or portions of periods ending at or prior to the Closing shall be borne solely by Fujitsu (“Fujitsu Pre-Closing Taxes”). For purposes of the foregoing, any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date. For purposes of this Section 2.4, all relevant periods in respect of personal property, real property and similar Taxes imposed by the State of California shall be treated as beginning after the Closing Date, and such Taxes in respect of the AMD Business Assets and the Fujitsu Business Assets shall be paid by the Joint Venture. AMD and Fujitsu shall each pay to the Joint Venture, within fifteen (15) days prior to the date on which Taxes are due with respect to Straddle Periods, that amount equal to the applicable portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date. Except as otherwise provided in this Agreement, all Taxes in respect of the AMD Business Assets and the Fujitsu Business Assets for the period or portions of periods beginning after the Closing shall be borne by the Joint Venture or, to the extent that the Joint Venture is taxed as a flow-through entity, with respect to income or franchise Taxes, by the Members.

2.5 Rents.

(a) AMD Investments shall, or shall cause its Subsidiaries to, pay minimum or basic rent under the Personal Property Leases and the Real Property Leases included in the AMD Business Assets through the end of the calendar month in which the Closing Date occurs, and the Joint Venture shall reimburse AMD for such rent accrued commencing with the Closing Date through the end of such month as part of the post-Closing proration.

(b) Fujitsu Sub shall, or shall cause its Subsidiaries to, pay minimum or basic rent under the Personal Property Leases and the Real Property Leases included in the Fujitsu Business Assets through the end of the calendar month in which the Closing Date occurs, and the Joint Venture shall reimburse Fujitsu for such rent accrued commencing with the Closing Date through the end of such month as part of the post-Closing proration.

ARTICLE III.

CONTRIBUTION CONSIDERATION

In consideration for the contribution and assignment to the Joint Venture of the assets contributed hereunder and under the Intellectual Property Agreement, in addition to the Joint Venture’s assumption of the Assumed Liabilities, the Joint Venture will issue to AMD Investments and Fujitsu Sub, Units of the Membership Interests of the Joint Venture, following which, AMD Investments will hold sixty-percent (60%) of the Units of Membership Interests of the Joint Venture (which shall include the Units issued in consideration for the contribution of the AMD Pre-Closing Contributed Assets) and Fujitsu Sub will hold forty-percent (40%) of the Units of Membership Interests of the Joint Venture (collectively, the “Contribution Consideration”). Such respective percentage ownership of Units of Membership Interests of the Joint Venture shall not be affected by the contribution, on the Second Closing Date, of the AMD Post-Closing Contributed Assets and the Fujitsu Post-Closing Contributed Assets.

ARTICLE IV.

THE CLOSING

4.1 The Closing.

(a) Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Section 11.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date which shall be the later to occur of (i) June 30, 2003 or (ii) the second business day following the satisfaction or waiver of all conditions to closing set forth in Article IX, other than those that by their nature are to be satisfied at the Closing (the “Closing Date”), at the offices of Latham & Watkins located at 505 Montgomery Street, San Francisco, California 94111, and shall be effective as of 12:01 a.m. Pacific Standard time on such date, unless another date, time or place is agreed to in writing by the parties hereto.

(b) On the Closing Date, the applicable Contributing Party shall, or shall cause its applicable Affiliates to, deliver to the Joint Venture (or its Subsidiaries, as applicable) and the other parties thereto (as applicable) the following:

(i) duly executed instruments transferring the AMD FASL (Japan) Closing Date Contributed Equity (together with the stock certificates representing such equity interests), Fujitsu FASL (Japan) Equity (together with the stock certificates representing such equity interests) and the Fujitsu Malaysia Equity;

(ii) duly executed bills of sale, grant deeds or similar instruments with respect to the AMD Inventory, the Fujitsu Inventory, the AMD Closing Date California Assets, the AMD Closing Date Contributed Fab 25 Assets and the AMD Coatue Assets in form and substance reasonably satisfactory to the Contributing Parties;

(iii) duly executed assignment and assumption agreements with respect to the AMD Contributed Contracts, the AMD Contributed Permits, the Fujitsu Contributed Contracts and the Fujitsu Contributed Permits in form and substance reasonably satisfactory to the Contributing Parties;

(iv) duly executed assignment and assumption agreements with respect to the Real Property Leases and Personal Property Leases included in the AMD Business Assets and the Fujitsu Business Assets transferred at Closing in form and substance reasonably satisfactory to the Contributing Parties;

(v) duly executed grant deeds or substantially similar instruments with respect to the owned real property included in the AMD Business Assets and the Fujitsu Business Assets transferred at Closing in form and substance reasonably satisfactory to the Contributing Parties;

(vi) a duly executed Asset Purchase Agreement in the form attached hereto as Exhibit 1 (the “AMD Asset Purchase Agreement”);

(vii) a duly executed Operating Agreement in the form attached hereto as Exhibit 2 (the “Operating Agreement”);

(viii) a duly executed FASL (Japan) Termination Agreement in the form attached hereto as Exhibit 3 (the “FASL (Japan) Termination Agreement”);

(ix) a duly executed AMD-FASL Patent Cross-License Agreement in the form attached hereto as Exhibit 4 (the “AMD-FASL Patent Cross-License Agreement”);

(x) a duly executed Fujitsu-FASL Patent Cross-License Agreement in the form attached hereto as Exhibit 5 (the “Fujitsu-FASL Patent Cross-License Agreement”);

(xi) a duly executed Fujitsu-AMD Patent Cross-License Agreement in the form attached hereto as Exhibit 6 (the “Fujitsu-AMD Patent Cross-License Agreement”);

(xii) a duly executed Intellectual Property Contribution and Ancillary Matters Agreement in the form attached hereto as Exhibit 7 (the “Intellectual Property Agreement”);

(xiii) a duly executed AMD Distribution Agreement in the form attached hereto as Exhibit 8 (the “AMD Distribution Agreement”);

(xiv) a duly executed Fujitsu Distribution Agreement in the form attached hereto as Exhibit 9 (the “Fujitsu Distribution Agreement”);

(xv) a duly executed AMD General and Administrative Services Agreement in the form attached hereto as Exhibit 10 (the “AMD Services Agreement”);

(xvi) a duly executed Fujitsu General and Administrative Services Agreement in the form attached hereto as Exhibit 11 (the “Fujitsu Services Agreement”);

(xvii) a duly executed FASL/AMD General Administrative Services Agreement in the form attached hereto as Exhibit 12 (the “FASL/AMD Services Agreement”);

(xviii) a duly executed AMD Information Technology Services Agreement in the form attached hereto as Exhibit 13 (the “AMD Technology Services Agreement”);

(xix) a duly executed Fujitsu Information Technology Services Agreement in the form attached hereto as Exhibit 14 (the “Fujitsu Technology Services Agreement”);

(xx) a duly executed Fujitsu Secondment and Transfer Agreement in the form attached hereto as Exhibit 15 (the “Fujitsu Secondment Agreement”);

(xxi) a duly executed Lease Agreement (AMD Malaysia) in the form attached hereto as Exhibit 16 (the “Lease Agreement (AMD Malaysia)”);

(xxii) a duly executed Non-Competition Agreement in the form attached hereto as Exhibit 17 (the “Non-Competition Agreement”);

(xxiii) a duly executed Parent Guaranty in form and substance reasonably satisfactory to the parties hereto under which Fujitsu and AMD shall guaranty in accordance with applicable provisions of the Operating Agreement the performance of the Joint Venture of its obligations under the Fab 25 Loan Agreement (the “Parent Guaranty”);

(xxiv) a duly executed Remediation Agreement in the form attached hereto as Exhibit 18 (the “Remediation Agreement”);

(xxv) a duly executed Special Warranty in the form attached hereto as Exhibit 19 under which AMD Investments will transfer the Austin Real Property to the Joint Venture (the “Fab 25 Deed”);

(xxvi) a duly executed Letter Agreement Regarding FMM Environmental Compliance in the form attached hereto as Exhibit 20;

(xxvii) Fab 25 Loan Agreement and related agreements and documents;

(xxviii)a duly executed Payroll Servicing Agreement in the form attached hereto as Exhibit 21 regarding Seconded Employees (the “Seconded Employee Payroll Servicing Agreement”); and

(xxix) a duly executed Manufacturing Services Agreement in the form attached hereto as Exhibit 22 (the “Manufacturing Services Agreement”).

(c) On the Closing Date, the Contributing Parties shall cause the Joint Venture to deliver (or, where applicable, FASL (Japan) to deliver) to the Contributing Parties:

(i) the Contribution Consideration;

(ii) duly executed assignment and assumption agreements with respect to the AMD Contributed Contracts, the AMD Contributed Permits, the Fujitsu Contributed Contracts and the Fujitsu Contributed Permits in form and substance reasonably satisfactory to the Contributing Parties;

(iii) duly executed assignment and assumption agreements with respect to the Real Property Leases and the Personal Property Leases included in the AMD Contributed Assets and the Fujitsu Contributed Assets in form and substance reasonably satisfactory to the Contributing Parties;

(iv) a duly executed AMD Asset Purchase Agreement and Promissory Note in the form attached to the AMD Asset Purchase Agreement (the “AMD Asset Sale Promissory Note”);

(v) a duly executed Operating Agreement;

(vi) a duly executed FASL (Japan) Termination Agreement;

(vii) a duly executed AMD-FASL Patent Cross-License Agreement;

(viii) a duly executed Fujitsu-FASL Patent Cross-License Agreement;

(ix) a duly executed Intellectual Property Agreement;

(x) a duly executed AMD Distribution Agreement;

(xi) a duly executed Fujitsu Distribution Agreement;

(xii) a duly executed AMD Services Agreement;

(xiii) a duly executed Fujitsu Services Agreement;

(xiv) a duly executed FASL/AMD Services Agreement;

(xv) a duly executed AMD Technology Services Agreement;

(xvi) a duly executed Fujitsu Technology Services Agreement;

(xvii) a duly executed Fujitsu Secondment Agreement;

(xviii) a duly executed Lease Agreement (AMD Malaysia);

(xix) a duly executed Non-Competition Agreement;

(xx) a duly executed Promissory Note in the form attached hereto as Exhibit 23 (the “Fujitsu Promissory Note”);

(xxi) a duly executed Promissory Note in the form attached hereto as Exhibit 24 (the “AMD Promissory Note”);

(xxii) a duly executed Remediation Agreement;

(xxiii) a duly executed Seconded Employee Payroll Servicing Agreement; and

(xxiv) a duly executed Manufacturing Services Agreement.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF AMD

As an inducement to Fujitsu, Fujitsu Sub and the Joint Venture to enter into this Agreement and to consummate the transactions contemplated hereby, AMD and AMD Investments represent and warrant to Fujitsu, Fujitsu Sub and the Joint Venture as follows:

5.1 Corporate Existence and Power. Each of AMD, AMD Investments and the AMD Contributed Subsidiaries and the Joint Venture (the “AMD Entities”) is a corporation duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation or organization. Each of the AMD Entities has all corporate power and corporate authority required to conduct its business as now conducted and to own, lease and operate its AMD Business Assets as now owned, leased and operated. Each of the AMD Entities is duly qualified to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) as a foreign corporation in each jurisdiction where the character of the property owned or leased or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or in good standing is not reasonably likely to result in a Material Adverse Effect on the Joint Venture.

5.2 Authorization. The execution, delivery and performance by each of the AMD Entities of the Transaction Documents to which it is a party (or is contemplated to be a party at Closing) and the consummation by each of the AMD Entities of the transactions contemplated hereby and thereby are within the organizational powers of such AMD Entity and have been duly authorized by all necessary action (including, where necessary, stockholder action) on the part of such AMD Entity. Other than as have been taken or obtained, no Proceeding on the part of any AMD Entity is, and no other organizational approval is, or will be necessary to authorize the Transaction Documents to which it is a party (or is contemplated to be a party at Closing) and the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by AMD and AMD Investments and constitutes the legal, valid and binding agreement of AMD and AMD Investments, enforceable against AMD and AMD Investments in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity. As of the Closing Date, each of the Ancillary Documents to which AMD or any of the other AMD Entities is a party will have been duly and validly executed and delivered by AMD and/or such applicable AMD Entities and will constitute the legal, valid and binding agreements of AMD and/or such applicable AMD Entities, enforceable against AMD and/or such applicable AMD Entities in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

5.3 Governmental Authorization. The execution, delivery and performance by each of the AMD Entities of each Transaction Document to which it is a party (or is contemplated to be a party at Closing) require no action by, consent or approval of, or filing with, any Governmental Authority, except for (a) the Required AMD Governmental Approvals, (b) under the HSR Act, applicable European Union Commission merger notification requirements or similar competition laws in other applicable foreign jurisdictions, and (c) other than any actions, consents, approvals or filings which, if not taken, obtained or made, are not reasonably likely to result in (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any AMD Entity to enter into and perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing).

5.4 Non-Contravention. The execution, delivery and performance by each AMD Entity of each Transaction Document to which it is a party (or is contemplated to be a party at Closing) does not and will not (a) contravene or conflict with the Charter Documents of such AMD Entity; (b) assuming all filings required to be made to obtain the Required AMD Governmental Approvals, under the HSR Act, applicable European Union Commission merger notification requirements and similar competition laws in other applicable foreign jurisdictions will be made, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to any AMD Entity or any of the AMD Business Assets; (c) except as set forth on Schedule 5.4, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit, or otherwise change the existing rights or obligations thereunder to which any AMD Entity is entitled under, any Material Contract or Permit included in the AMD Business Assets; or (d) result in the creation or imposition of any Lien on any AMD Business Asset, other than Permitted Liens, except, with respect to clauses (b), (c) and (d), to the extent such contravention, conflict, violation, loss of benefit, default, right, or other change, individually or in the aggregate, is not reasonably likely to result in (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any AMD Entity to enter into and perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing).

5.5 Inventory. Either AMD Investments or another AMD Entity holds good and valid title to the AMD Inventory, free and clear of all Liens, other than Permitted Liens. The AMD Inventory was acquired and maintained in accordance with the regular business practices of AMD and its Affiliates, consists of items of quality and quantity usable or saleable in the ordinary course of business, and is valued by AMD at reasonable amounts in accordance with U.S. GAAP, applied in a manner consistent with AMD’s past practices, at prices equal to the lower of cost or market value on a first-in, first-out basis. None of such inventory is obsolete, unusable, slow-moving, damaged or unsaleable in the ordinary course of business, except for such items of inventory which have been written down to realizable market value, or for which adequate reserves have been provided in a manner consistent with AMD’s past practices.

5.6 Properties; Leases.

(a) Either AMD Investments or another AMD Entity has a good and valid leasehold or license interest in (i) the leased Real Property included in the AMD Business Assets (the “AMD Contributed Leased Real Property”) and (ii) the leased personal property included in the AMD Business Assets, in each case, free and clear of all Liens, except to the extent such Liens constitute a Permitted Title Exception or a Permitted Lien, respectively.

(b) Either AMD Investments or another AMD Entity holds good and marketable title to, and is in possession of, all of the owned Real Property included in the AMD Business Assets (the “AMD Contributed Owned Real Property”), free and clear of all Liens, except to the extent such Liens constitute a Permitted Title Exception.

(c) AMD Investments or another AMD Entity holds good and valid title to all material Fixtures and Equipment owned by AMD Investments, another AMD Entity or the Joint Venture included in the AMD Business Assets, free and clear of all Liens, other than Permitted Liens.

(d) Schedule 5.6(d) sets forth an accurate and complete list of all Real Property Leases and Material Personal Property Leases included in the AMD Business Assets (including all subleases and sublicenses to which the applicable AMD Entity is a party related to the AMD Contributed Leased Real Property or leased personal property included in the AMD Business Assets or any interest therein). AMD has made available to Fujitsu true and correct copies of such Real Property Leases and Material Personal Property Leases. To the Knowledge of AMD, there is no pending or threatened condemnation, expropriation, taking or other form of eminent domain Proceeding against all or any portion of the AMD Contributed Leased Real Property.

(e) Schedule 5.6(e)(i) includes a list of all AMD Contributed Owned Real Property. Except as contemplated by the Transaction Documents, none of the AMD Contributed Owned Real Property or any interest thereon is subject to any Real Property Lease. To the Knowledge of AMD, except as set forth on Schedule 5.6(e)(ii), the current use and operation of the AMD Contributed Owned Real Property and the AMD Contributed Leased Real Property are in material compliance with all Applicable Laws (including, without limitation, laws relating to zoning and land use) and public and private covenants and restrictions, and neither AMD nor its Affiliates has received any notice of material non-compliance with any Applicable Laws. There is no pending or to the Knowledge of AMD, threatened, condemnation, expropriation, taking or other form of eminent domain Proceeding against all or any portion of the AMD Contributed Owned Real Property.

(f) All tangible AMD Business Assets (and such assets as are subject to Material Personal Property Leases and Real Property Leases) material to the AMD Flash Memory Business are in good operating condition and repair, ordinary wear and tear and immaterial defects excepted.

(g) AMD has made available to Fujitsu copies of Contracts or other documents that (i) evidence title and ownership to the AMD Contributed Owned Real Property, the loss of title, ownership or use of which would be reasonably likely to have a Material Adverse Effect on the Joint Venture or (ii) evidence Liabilities material to the Joint Venture, the payment or performance of which are secured by Liens on the AMD Contributed Owned Real Property or AMD Contributed Leased Real Property.

5.7 Litigation; Other Proceedings. Except as set forth on Schedule 5.7, there are no (a) actions, suits, hearings, arbitrations, proceedings (public or private) or investigations, including special assessment proceedings or other proceedings to impose Liens, that have been brought by or against any Governmental Authority or any other Person (collectively, “Proceedings”) pending or, to the Knowledge of AMD, threatened, against or affecting any of the AMD Entities or the AMD Business Assets or (b) existing Judgments of any Governmental Authority affecting any of the AMD Entities or the AMD Business Assets, in each case under clauses (a) and (b), which, individually or in the aggregate, are reasonably likely to have, (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any AMD Entity to enter into and perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing). There are no Proceedings pending or, to the Knowledge of AMD, threatened, against or affecting the AMD Entities or the AMD Business Assets which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent any AMD Entity from complying with the terms and provisions of the Transaction Documents to which it is a party (or is contemplated to be a party at Closing).

5.8 Contracts.

(a) Other than Real Property Leases and Material Personal Property Leases, Schedule 5.8 lists all written Material Contracts (or summaries of oral Material Contracts) included in the AMD Business Assets. AMD has made available to Fujitsu true and complete copies of all such written Material Contracts.

(b) Each of the Material Contracts included in the AMD Business Assets is in full force and effect and is valid, binding and enforceable against each AMD Entity that is a party thereto and, to the Knowledge of AMD as of the date hereof, each other party thereto, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity. Each of the AMD Entities has complied in all material respects with all such Material Contracts to which it is a party and is not in material default under any of such Material Contract and, to the Knowledge of AMD, there exists no condition nor has there been any occurrence which (with or without notice, lapse of time or both) would reasonably be expected to result in such a default by an AMD Entity under any such Material Contracts, except where such default is not reasonably likely to result in (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any AMD Entity to perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing). To the Knowledge of AMD, (i) no other contracting party is in material default under any of the Material Contracts included in the AMD Business Assets and (ii) there exists no condition nor has there been any occurrence which (with or without notice, lapse of time or both) would reasonably be expected to result in such a default by any such party under any such Material Contracts, except where such default is not reasonably likely to result in a Material Adverse Effect on the Joint Venture.

5.9 Permits.

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(a) Except as set forth on Schedule 5.9(a), the AMD Entities have obtained all material Permits necessary for the ownership, operation and use of the AMD Business Assets and the AMD Flash Memory Business in substantially the same manner as currently owned, operated and used (the “AMD Contributed Permits”), and each AMD Contributed Permit is valid and remains in full force and effect. None of the AMD Entities is in default (or has failed to comply), nor has any AMD Entity received any notice of any claim of default or failure to comply, with respect to any AMD Contributed Permit, except where such default is not reasonably likely to result in (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any AMD Entity to perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing). Except as set forth on Schedule 5.9(a), upon the consummation of the Closing, each of the AMD Contributed Permits shall be in full force and effect and the Joint Venture shall be entitled to the benefits thereof and rights thereunder, except to the extent the failure of which is not reasonably likely to result in (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any AMD Entity to perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing).

(b) Schedule 5.9(b) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a “Required AMD Governmental Approval”) required under Applicable Law to be obtained by any of the AMD Entities by virtue of the execution and delivery of Transaction Documents or the consummation of the transactions contemplated thereby to avoid the loss of any material AMD Contributed Permit, and (ii) each Material Contract included in the AMD Business Assets with respect to which the consent of the other party or parties thereto must be obtained by any of the AMD Entities by virtue of the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby to avoid the invalidity of the transfer of such Material Contract, the termination thereof, a breach or default thereunder or any other material change or modification to the terms thereof (excluding the consents required or otherwise addressed under the provisions of the Intellectual Property Agreement, each, a “Required AMD Contractual Consent” and together with the Required AMD Governmental Approvals, the “Required AMD Consents”).

5.10 Compliance with Laws. Except as set forth on Schedule 5.10, each of the AMD Entities is in compliance in all material respects with all Applicable Laws relating to or applicable to the AMD Flash Memory Business and the AMD Business Assets, including all Environmental Laws, currently in effect including, without limitation, those relating to equal employment opportunity practices and the import and export of goods except for any non-compliance or violations which individually or in the aggregate are not reasonably likely to result in (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any AMD Entity to perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing). Except as set forth on Schedule 5.10, none of the AMD Entities has received any written notice from any Governmental Authority of any allegation that the AMD Flash Memory Business or any AMD Business Assets is not in compliance with any Applicable Law, other than with respect to matters that have been resolved or that individually or in the aggregate are not reasonably likely to result in (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any AMD Entity to perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing).

5.11 Employment Agreements; Change in Control; and Employee Benefits.

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(a) Except as set forth on Schedule 5.11(a), there are no employment, consulting, agency, commission, bonus or incentive compensation, severance pay, continuation pay, termination pay or indemnification agreements or other similar agreements of any nature whatsoever included in Contracts that are included in the AMD Business Assets (collectively, “AMD Employment Agreements”) between AMD or any ERISA Affiliate of AMD, on the one hand, and any current or former officer, director, employee, consultant or agent of AMD or any ERISA Affiliate of AMD, on the other hand. Without limiting the generality of the foregoing, except as set forth on Schedule 5.11(a), there are no AMD Employment Agreements or any other similar agreements to which AMD or its Affiliates is a party under which the transactions contemplated by this Agreement will require (i) any payment by AMD or the Joint Venture, or (ii) any consent or waiver from any officer, director, employee, consultant or agent of AMD, any ERISA Affiliate of AMD or the Joint Venture.

(b) AMD has made true and correct copies of all governing instruments and related agreements pertaining to the AMD Business Benefit Plans available to Fujitsu.

5.12 Labor and Employment Matters. Except as disclosed on Schedule 5.12:

(a) No collective bargaining agreement exists that is binding on AMD or its Affiliates relating to AMD Prospective Transferred Employees, and to the Knowledge of AMD, no petition has been filed or Proceedings instituted by an AMD Prospective Transferred Employee or group of AMD Prospective Transferred Employees with any labor relations board seeking recognition of a bargaining representative.

(b) There is no (i) labor strike, slow down or stoppage pending or, to the Knowledge of AMD, threatened, against or directly affecting the AMD Contributed Assets (including the AMD Contributed Subsidiaries) or the AMD Prospective Transferred Employees or (ii) Proceeding arising out of or under any collective bargaining agreement pending, or, to the Knowledge of AMD, threatened, against or directly affecting the AMD Contributed Assets (including the AMD Contributed Subsidiaries) or the AMD Prospective Transferred Employees, that in either case is reasonably likely to result in a Material Adverse Effect on the Joint Venture.

(c) None of the AMD Entities has received any notice of, and AMD does not have Knowledge of, any actual or threatened dispute, controversy or Proceeding with respect to claims of, or obligations to, any AMD Prospective Transferred Employee or group of AMD Prospective Transferred Employees related to allegations of unfair labor practices, discrimination or breach of contract.

(d) Each of the AMD Entities has complied and is currently complying, in respect of all AMD Prospective Transferred Employees, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, except where such non-compliance is not reasonably likely to result in a Material Adverse Effect on the Joint Venture.

5.13 Insurance. All insurance coverage applicable to the AMD Entities, the AMD Flash Memory Business and the AMD Business Assets is in full force and effect, insures the AMD Entities in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located. No notice of cancellation or nonrenewal of such coverage has been received by any of the AMD Entities.

5.14 Tax Matters. Each of the AMD Contributed Subsidiaries has timely filed or will timely file when due all Tax Returns required by Applicable Law for periods ending at or before the Closing Date, and such Tax Returns are true and correct in all material respects (or, as to such Tax Returns not yet filed, will be true and correct in all material respects). Each of the AMD Contributed Subsidiaries has timely paid all material Taxes owed by such AMD Contributed Subsidiary (whether or not shown to be payable on Tax Returns or on subsequent assessments) for any period ending prior to the Closing Date, except for Taxes shown as a current Liability on the AMD Contributed Subsidiary Closing Sheets. None of the AMD Contributed Subsidiaries is under any legal or contractual obligation to pay the Tax Liabilities of any third party or to indemnify any third party with respect to any Tax. No AMD Contributed Subsidiary is the subject of an entity classification election under U.S. Treasury Regulations Section 301.7701-3. No AMD Contributed Subsidiary is a party to any joint venture or partnership. No AMD Contributed Subsidiary is currently the subject of audit or any Tax-related Proceeding by any Governmental Authority and, to AMD’s Knowledge, no such audit or Proceeding is threatened. No AMD Contributed Subsidiary has any obligation to make any payment of any amount to any Person which would not be deductible by reasons of Code Section 280G. All aspects of the business of any AMD Contributed Subsidiary has been conducted at all times in accordance with the terms and conditions of all Tax rulings and Tax concessions (collectively, “Tax Concessions”) provided by a relevant Government Authority and no AMD Contributed Subsidiary is subject to any obligation to pay any amount to any Governmental Authority with respect to any Tax Concession if its operations change in any manner after the Closing Date.

5.15 Environmental Matters. To the Knowledge of AMD and the AMD Facility Managers, except as set forth in Schedule 5.15:

(a) Neither AMD nor it Affiliates or its or their Predecessors has Handled or Released any Hazardous Substances at, on, under, to or from any AMD Business Assets or any Real Property or Facility owned, operated, leased or used at any time prior to Closing by the Joint Venture, the AMD Contributed Subsidiaries, or its or their Subsidiaries or Predecessors, including any offsite disposal or treatment facilities used by the Joint Venture, the AMD Contributed Subsidiaries or its or their Subsidiaries or Predecessors (collectively, “AMD Site”) in violation of any applicable Environmental Law, or that has resulted in, or could reasonably be expected to result in, any Liability or potential Liability to AMD or its Affiliates under any Environmental Law.

(b) No Release of any Hazardous Substance has occurred, or is occurring, at, on, under, from or to any AMD Site, and no Hazardous Substances are present on, in or under any AMD Site, regardless of how the Hazardous Substance(s) came to rest there, in violation of any applicable Environmental Law or that could reasonably be expected to result in any Liability to AMD or its Affiliates under any Environmental Law.

(c) No underground tanks are or have been owned or operated by AMD or its Affiliates at the AMD Business Assets or any other location formerly owned, operated, leased or used by any of the AMD Contributed Subsidiaries. No underground storage tanks, landfills, surface impoundments, waste piles or other land treatment, land storage or disposal areas are or have been located on, in or under any of the AMD Business Assets, and no PCBs or asbestos-containing materials are located on, in or under any of the AMD Business Assets.

(d) Neither AMD nor its Affiliates has received written notice of any assertion by any Governmental Authority or other Person that any of them may be a potentially responsible party in connection with any AMD Site. There are no Proceedings that are pending or, to the Knowledge of AMD, threatened by any Governmental Authority or Person against AMD or its Affiliates relating to any AMD Site or any of the AMD Contributed Subsidiaries arising under or pursuant to any Environmental Law. Neither AMD nor its Affiliates has received any written notice from any Governmental Authority or Person that is outstanding or has not been resolved and, to the Knowledge of AMD, no condition or circumstance exists, that (with or without notice or lapse of time or both) would reasonably be likely to give rise to, or serve as a basis for, the commencement of any such Proceeding. Neither AMD nor its Affiliates has entered into or received, nor is AMD or its Affiliates in default under, any Judgment of any Governmental Authority under any Environmental Law relating to any AMD Site or any of the AMD Contributed Subsidiaries.

(e) There are no closures or substantial modifications to any equipment or Facilities used in connection with the Handling or Release of Hazardous Substances (including wastewater), or any operational changes that could reasonably be expected to require such closure or modifications, currently planned within five (5) years after the date hereof by any of the AMD Entities on any AMD Site, and no such closures or modifications are required to effect the transactions contemplated hereby.

(f) No Lien has arisen or, to the Knowledge of AMD, is threatened on or against any of the AMD Business Assets under or as a result of a violation of, or any other Liability under, any Environmental Laws.

5.16 Capitalization of AMD Contributed Subsidiaries.

(a) The entire authorized capital stock and other equity interests of AMD Malaysia consists of 5,000,000 ordinary shares of RM1 per share, of which 3,800,000 shares are issued and outstanding and held of record, beneficially and directly by the Joint Venture. The entire authorized capital stock and other equity interests of AMD Thailand consists of 2,350,000 ordinary shares, par value Baht 100 per share, of which 2,349,994 shares are issued and outstanding and held of record, beneficially and directly by the Joint Venture, 1 share is issued and outstanding and held of record, beneficially and directly by Hector de J. Ruiz, 1 share is issued and outstanding and held of record, beneficially and directly by Robert J. Rivet, 1 share is issued and outstanding and held of record, beneficially and directly by Thomas M. McCoy, 1 share is issued and outstanding and held of record, beneficially and directly by J. Michael Woollems, 1 share is issued and outstanding and held of record, beneficially and directly by Hollis O’Brien and 1 share is issued and outstanding and held of record, beneficially and directly by Clyde Charles Stiteler. The entire authorized capital stock and other equity interests of AMD Singapore consists of 100,000 ordinary shares, par value Singapore US$1.00 per share, of which 89,279 shares are issued and outstanding and held of record, beneficially and directly by the Joint Venture. The entire authorized capital stock and other equity interests of AMD China consists of US$36,000,000 in registered capital, all of which is issued and outstanding and held of record, beneficially and directly by AMD Singapore. All of the issued and outstanding shares of capital stock of each of AMD Malaysia, AMD Thailand, AMD Singapore and AMD China have been duly authorized, are validly issued, fully paid, non-assessable and free and clear of any pre-emptive rights and Liens.

(b) Except as set forth in the Transaction Documents, there are no (i) outstanding subscriptions, options, calls, warrants or other rights of any kind to acquire any shares of capital stock or other voting securities or equity interests of any AMD Contributed Subsidiary or the Joint Venture, (ii) outstanding securities convertible into any shares of capital stock or other voting securities or equity interests of any AMD Contributed Subsidiary or the Joint Venture, (iii) obligations that might require any AMD Contributed Subsidiary or the Joint Venture to issue any such options, warrants, rights or securities or (iv) contractual obligations of any AMD Contributed Subsidiary or the Joint Venture to sell, issue or otherwise dispose of or repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of any such company.

(c) AMD Investments has delivered to Fujitsu true and correct copies of the currently effective Charter Documents of each of the AMD Contributed Subsidiaries.

(d) AMD or an AMD Affiliate has good and valid title to the AMD FASL (Japan) Closing Date Contributed Equity and the AMD FASL (Japan) Additional Equity, free and clear of any Liens, options or rights of first offer or first refusal with respect thereto. Upon the transfer of the foregoing shares to the Joint Venture in accordance with the terms of this Agreement, the Joint Venture has or will have good and valid title thereto, free and clear of any Liens, options or rights of first offer or first refusal with respect thereto.

(e) Except as set forth in Schedule 5.16(e), none of the AMD Contributed Subsidiaries is currently engaged in any material respect in any business or business activity other than the AMD Flash Memory Business or holds any material interests or assets other than as used in the AMD Flash Memory Business.

5.17 Brokers. Neither AMD nor any of its Affiliates is a party to any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Fujitsu or any of its Affiliates or the Joint Venture or any of its Subsidiaries (including the AMD Contributed Subsidiaries and FASL (Japan)) to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

5.18 Related Party Agreements. Except for this Agreement, the agreements expressly contemplated by this Agreement and as set forth in Schedule 5.18, there are no Contracts between AMD or any of its Affiliates, on the one hand, and any AMD Contributed Subsidiary, the Joint Venture or FASL (Japan), on the other hand.

5.19 No Other Agreements to Sell AMD Contributed Assets. Except as provided herein, none of the AMD Entities has any legal obligation, absolute or contingent, to any Person other than the Joint Venture to sell, assign, lease or sublease or otherwise transfer, convey or place any Lien on any of the material AMD Business Assets, other than (a) agreements regarding the sale of inventory of the AMD Flash Memory Business which were entered into in the ordinary course of business and in a manner consistent with past practices and (b) agreements among AMD Entities to sell or transfer AMD Business Assets in a manner such that they can be contributed or sold to the Joint Venture as contemplated by the Transaction Documents.

5.20 Absence of Changes. Since March 31, 2003, (a) the AMD Flash Memory Business has been conducted in all material respects in the ordinary course (except in connection with or as otherwise contemplated by the Transaction Documents) consistent with past practice and (b) there has been no change or event relating to the AMD Flash Memory Business which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect the Joint Venture.

5.21 Securities Act; Investment Company Act. AMD Investments is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (b) AMD Investments has acquired or is acquiring its Membership Interest in the Joint Venture for AMD Investments’ own account as an investment and without a view to the distribution thereof; (c) AMD Investments is aware that the Membership Interests have not been registered under the Securities Act or any state securities laws, and may not be resold or transferred by AMD Investments without appropriate registration or the availability of an exemption from such requirements, and then only upon compliance with the terms and conditions set forth in this Agreement; and (d) if AMD Investments is a Person other than an individual and beneficially owns (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”) ten percent (10%) or more of the outstanding voting securities of the Joint Venture (taking into account all Membership Interests which AMD Investments has agreed to purchase), AMD Investments is not, and but for the exceptions provided in Sections 3(c)(1) or 3(c)(7) of the Investment Company Act would not be, an investment company under such Investment Company Act.

5.22 Sufficiency of Contributed Assets. (a) To the Knowledge of AMD and the AMD Facility Managers, upon consummation of the transactions contemplated by the Transaction Documents, the tangible assets and properties of the Joint Venture and its Subsidiaries (including rights under the Ancillary Documents) will include all of the material tangible assets and properties necessary for the conduct of the AMD Flash Memory Business as presently conducted and (b) AMD and AMD Investments have used commercially reasonable efforts in good faith to provide that upon consummation of the transactions contemplated by the Transaction Documents, the tangible assets and properties of the Joint Venture and its Subsidiaries will include all of the material tangible assets and properties necessary for the conduct of the AMD Flash Memory Business as presently conducted.

5.23 Warranty Claims. Except as set forth in Schedule 5.23, during the past three (3) years, product warranty claims made against the AMD Entities with respect to products sold by the AMD Entities in connection with the AMD Flash Memory Business have not exceeded an aggregate of US$5,000,000 for any particular product.

5.24 Financial Statements. AMD and AMD Investments have previously delivered to Fujitsu and Fujitsu Sub unaudited operating income statements of the AMD Flash Memory Business for the fiscal year ended December 31, 2002 (the “AMD Flash Memory Business Income Statements”). The AMD Flash Memory Business Income Statements were prepared in accordance with the books and records of AMD and fairly present in all material respects the results of operations, for the period then ended, of the AMD Flash Memory Business.

5.25 AMD Member. AMD is the direct or indirect owner of all of the issued and outstanding shares of capital stock or other equity interests of its affiliated Member(s). There are no outstanding options, warrants, conversion or exchange privileges, preemptive rights, rights of first refusal or other rights with respect to, or to purchase or obtain any of the capital stock or other equity interests of AMD’s affiliated Member (or of any Subsidiary of AMD holding an interest in the AMD Member(s)).

5.26 Value of Assets. Schedule 5.26 lists all of the AMD Business Assets and AMD Investments’ good faith determination of the net book value of the AMD Business Assets.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF FUJITSU

As an inducement to AMD, AMD Investments and the Joint Venture to enter into this Agreement and to consummate the transactions contemplated hereby, Fujitsu and Fujitsu Sub represent and warrant to AMD, AMD Investments and the Joint Venture as follows:

6.1 Corporate Existence and Power. Each of Fujitsu, Fujitsu Sub, and the Fujitsu Contributed Subsidiary (the “Fujitsu Entities”) is a corporation duly organized and validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation or organization. Each Fujitsu Entity has all corporate power and corporate authority required to conduct its business as now conducted and to own, lease and operate its Fujitsu Business Assets as now owned, leased and operated. Each Fujitsu Entity is duly qualified to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) as a foreign corporation in each jurisdiction where the character of the property owned or leased or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or in good standing is not reasonably likely to result in a Material Adverse Effect on the Joint Venture.

6.2 Authorization. The execution, delivery and performance by each Fujitsu Entity of the Transaction Documents to which it is a party (or is contemplated to be a party at Closing) and the consummation by each Fujitsu Entity of the transactions contemplated hereby and thereby are within such Fujitsu Entity’s organizational powers and have been duly authorized by all necessary action (including, where necessary, stockholder action) on the part of such Fujitsu Entity. Other than as have been taken or obtained, no Proceeding on the part of any Fujitsu Entity is, and no other organizational approval is, or will be necessary to authorize the Transaction Documents to which it is a party (or is contemplated to be a party at Closing) and the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Fujitsu and Fujitsu Sub, and constitutes the legal, valid and binding agreement of Fujitsu and Fujitsu Sub, enforceable against Fujitsu and Fujitsu Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity. As of the Closing Date, each of the Ancillary Documents to which Fujitsu or any of the other Fujitsu Entities is a party will have been duly and validly executed and delivered by Fujitsu and/or such applicable Fujitsu Entities and will constitute the legal, valid and binding agreements of Fujitsu and/or such applicable Fujitsu Entities, enforceable against Fujitsu and/or such applicable Fujitsu Entities in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

6.3 Governmental Authorization. The execution, delivery and performance by each Fujitsu Entity of each Transaction Document to which it is a party (or is contemplated to be a party at Closing) require no action by, consent or approval of, or filing with, any Governmental Authority, except for (a) the Required Fujitsu Governmental Approvals, (b) under the HSR Act, applicable European Union Commission merger notification requirements or similar competition laws in other applicable foreign jurisdictions, and (c) other than any actions, consents, approvals or filings which, if not taken, obtained or made, are not reasonably likely to result in (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any Fujitsu Entity to enter into and perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing).

6.4 Non-Contravention. The execution, delivery and performance by each Fujitsu Entity of each Transaction Document to which it is a party (or is contemplated to be a party at Closing) does not and will not (a) contravene or conflict with the Charter Documents of such Fujitsu Entity; (b) assuming all filings required to be made to obtain the Required Fujitsu Governmental Approvals, under the HSR Act, applicable European Union Commission merger notification requirements and similar competition laws in other applicable foreign jurisdictions will be made, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to any Fujitsu Entity or any of the Fujitsu Business Assets; (c) except as set forth on Schedule 6.4, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit, or otherwise change the existing rights or obligations thereunder to which any Fujitsu Entity is entitled under any Material Contract or Permit included in the Fujitsu Business Assets; or (d) result in the creation or imposition of any Lien on any Fujitsu Business Asset, other than Permitted Liens, except, with respect to clauses (b), (c) and (d), to the extent such contravention, conflict, violation, loss of benefit, default, right, or other change, individually or in the aggregate, is not reasonably likely to result in (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any Fujitsu Entity to enter into and perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing).

6.5 Inventory. Either Fujitsu Sub or another Fujitsu Entity holds good and valid title to the Fujitsu Inventory, free and clear of all Liens, other than Permitted Liens. The Fujitsu Inventory was acquired and maintained in accordance with the regular business practices of Fujitsu and its Affiliates, consists of items of quality and quantity usable or saleable in the ordinary course of business, and is valued by Fujitsu at reasonable amounts in accordance with Japan GAAP, applied in a manner consistent with Fujitsu’s past practices, at prices equal to the lower of cost or market value on a first-in, first-out basis. None of such inventory is obsolete, unusable, slow-moving, damaged or unsaleable in the ordinary course of business, except for such items of inventory which have been written down to realizable market value, or for which adequate reserves have been provided in a manner consistent with Fujitsu’s past practices.

6.6 Properties; Leases.

(a) Either Fujitsu Sub or another Fujitsu Entity has a good and valid leasehold or license interest in (i) the leased Real Property included in the Fujitsu Business Assets (the “Fujitsu Contributed Leased Real Property”) and (ii) the leased personal property included in the Fujitsu Business Assets, in each case, free and clear of all Liens, except to the extent such Liens constitute a Permitted Title Exception or a Permitted Lien, respectively.

(b) Either Fujitsu Sub or another Fujitsu Entity holds good and marketable title to, and is in possession of, all of the owned Real Property included in the Fujitsu Business Assets (the “Fujitsu Contributed Owned Real Property”), free and clear of all Liens, except to the extent such Liens constitute a Permitted Title Exception.

(c) Fujitsu Sub or another Fujitsu Entity holds good and valid title to all material Fixtures and Equipment owned by Fujitsu Sub or another Fujitsu Entity included in the Fujitsu Business Assets, free and clear of all Liens, other than Permitted Liens.

(d) Schedule 6.6(d) sets forth an accurate and complete list of all Real Property Leases and Material Personal Property Leases included in the Fujitsu Business Assets (including all subleases and sublicenses to which the applicable Fujitsu Entity is a party related to the Fujitsu Contributed Leased Real Property or leased personal property included in the Fujitsu Business Assets or any interest therein). Fujitsu has made available to AMD true and correct copies of such Real Property Leases and Material Personal Property Leases. To the Knowledge of Fujitsu, there is no pending or threatened condemnation, expropriation, taking or other form of eminent domain Proceeding against all or any portion of the Fujitsu Contributed Leased Real Property.

(e) Schedule 6.6(e)(i) includes a list of all Fujitsu Contributed Owned Real Property. Except as contemplated by the Transaction Documents, none of the Fujitsu Contributed Owned Real Property or any interest thereon is subject to any Real Property Lease. To the Knowledge of Fujitsu, except as set forth on Schedule 6.6(e)(ii), the current use and operation of the Fujitsu Contributed Owned Real Property and the Fujitsu Contributed Leased Real Property are in material compliance with all Applicable Laws (including, without limitation, laws relating to zoning and land use) and public and private covenants and restrictions, and neither Fujitsu nor its Affiliates has received any notice of material non-compliance with any Applicable Laws. There is no pending, or to the Knowledge of Fujitsu, threatened, condemnation, expropriation, taking or other form of eminent domain Proceeding against all or any portion of the Fujitsu Contributed Owned Real Property.

(f) All tangible Fujitsu Business Assets (and such assets as are subject to Material Personal Property Leases and Real Property Leases) material to the Fujitsu Flash Memory Business are in good operating condition and repair, ordinary wear and tear and immaterial defects excepted.

(g) Fujitsu has made available to AMD copies of Contracts or other documents that (i) evidence title and ownership to the Fujitsu Contributed Owned Real Property, the loss of title, ownership or use of which would be reasonably likely to have a Material Adverse Effect on the Joint Venture or (ii) evidence Liabilities material to the Joint Venture, the payment or performance of which are secured by Liens on the Fujitsu Contributed Owned Real Property or Fujitsu Contributed Leased Real Property.

6.7 Litigation; Other Proceedings. Except as set forth on Schedule 6.7, there are no (a) Proceedings pending or, to the Knowledge of Fujitsu, threatened, against or affecting any of the Fujitsu Entities or the Fujitsu Business Assets or (b) existing Judgments of any Governmental Authority affecting any of the Fujitsu Entities or the Fujitsu Business Assets, in each case under clauses (a) and (b), which, individually or in the aggregate, are reasonably likely to have, (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any Fujitsu Entity to enter into and perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing). There are no Proceedings pending or, to the Knowledge of Fujitsu, threatened, against or affecting the Fujitsu Entities or the Fujitsu Business Assets which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent any Fujitsu Entity from complying with the terms and provisions of the Transaction Documents to which it is a party (or is contemplated to be a party at Closing).

6.8 Contracts.

(a) Other than Real Property Leases and Material Personal Property Leases, Schedule 6.8 lists all written Material Contracts (or summaries of oral Material Contracts) included in the Fujitsu Business Assets. Fujitsu has made available to AMD true and complete copies of all such written Material Contracts.

(b) Each of the Material Contracts included in the Fujitsu Business Assets is in full force and effect and is valid, binding and enforceable against each Fujitsu Entity that is a party thereto and, to the Knowledge of Fujitsu as of the date hereof, each other party thereto, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity. Each Fujitsu Entity has complied in all material respects with all such Material Contracts to which it is a party and is not in material default under any of such Material Contracts and, to the Knowledge of Fujitsu, there exists no condition nor has there been any occurrence which (with or without notice, lapse of time or both) would reasonably be expected to result in such a default by a Fujitsu Entity under any such Material Contracts, except where such default is not reasonably likely to result in (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any Fujitsu Entity to perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing). To the Knowledge of Fujitsu, (i) no other contracting party is in material default under any of the Material Contracts included in the Fujitsu Business Assets and (ii) there exists no condition nor has there been any occurrence which (with or without notice, lapse of time or both) would reasonably be expected to result in such a default by such party under any such Material Contracts, except where such default is not reasonably likely to result in a Material Adverse Effect on the Joint Venture.

6.9 Permits.

(a) Except as set forth on Schedule 6.9(a), the Fujitsu Entities have obtained all material Permits necessary for the ownership, operation and use of the Fujitsu Business Assets and the Fujitsu Flash Memory Business in substantially the same manner as currently owned, operated and used (the “Fujitsu Contributed Permits”), and each Fujitsu Contributed Permit is valid and remains in full force and effect. No Fujitsu Entity is in default (or has failed to comply), nor has any Fujitsu Entity received any notice of any claim of default or failure to comply, with respect to any Fujitsu Contributed Permit, except where such default is not reasonably likely to result in (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any Fujitsu Entity to perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing). Except as set forth on Schedule 6.9(a), upon the consummation of the Closing, each of the Fujitsu Contributed Permits shall be in full force and effect and the Joint Venture shall be entitled to the benefits thereof and rights thereunder, except to the extent the failure of which is not reasonably likely to result in (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any Fujitsu Entity to perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing).

(b) Schedule 6.9(b) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a “Required Fujitsu Governmental Approval”) required under Applicable Law to be obtained by any of the Fujitsu Entities by virtue of the execution and delivery of Transaction Documents or the consummation of the transactions contemplated thereby to avoid the loss of any material Fujitsu Contributed Permit, and (ii) each Material Contract included in the Fujitsu Business Assets with respect to which the consent of the other party or parties thereto must be obtained by any of the Fujitsu Entities by virtue of the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby to avoid the invalidity of the transfer of such Material Contract, the termination thereof, a breach or default thereunder or any other material change or modification to the terms thereof (excluding the consents required or otherwise addressed under the provisions of the Intellectual Property Agreement, each, a “Required Fujitsu Contractual Consent” and together with the Required Fujitsu Governmental Approvals, the “Required Fujitsu Consents”).

6.10 Compliance with Laws. Except as set forth on Schedule 6.10, each Fujitsu Entity is in compliance in all material respects with all Applicable Laws relating to or applicable to the Fujitsu Flash Memory Business and the Fujitsu Business Assets, including all Environmental Laws, currently in effect including, without limitation, those relating to equal employment opportunity practices and the import and export of goods except for any non-compliance or violations which individually or in the aggregate are not reasonably likely to result in (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any Fujitsu Entity to perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing). Except as set forth on Schedule 6.10, none of the Fujitsu Entities has received any written notice from any Governmental Authority of any allegation that the Fujitsu Flash Memory Business or any Fujitsu Business Assets is not in compliance with any Applicable Law, other than with respect to matters that have been resolved or that individually or in the aggregate are not reasonably likely to result in (i) a Material Adverse Effect on the Joint Venture or (ii) a material adverse effect on the ability of any Fujitsu Entity to perform its obligations under the Transaction Documents to which it is a party (or is contemplated to be a party at Closing).

6.11 Employment Agreements; Change in Control; and Employee Benefits.

(a) Except as set forth on Schedule 6.11(a), there are no employment, consulting, agency, commission, bonus or incentive compensation, severance pay, continuation pay, termination pay or indemnification agreements or other similar agreements of any nature whatsoever included in Contracts that are included in the Fujitsu Business Assets (collectively, “Fujitsu Employment Agreements”) between Fujitsu or any ERISA Affiliate of Fujitsu, on the one hand, and any current or former officer, director, employee, consultant or agent of Fujitsu or any ERISA Affiliate of Fujitsu, on the other hand. Without limiting the generality of the foregoing, except as set forth on Schedule 6.11(a), there are no Fujitsu Employment Agreements or any other similar agreements to which Fujitsu or its Affiliates is a party under which the transactions contemplated by this Agreement will require (i) any payment by Fujitsu or the Joint Venture, or (ii) any consent or waiver from any officer, director, employee, consultant or agent of Fujitsu, any ERISA Affiliate of Fujitsu or the Joint Venture.

(b) Fujitsu has made true and correct copies of all governing instruments and related agreements pertaining to the Fujitsu Business Benefit Plans available to AMD.

6.12 Labor and Employment Matters. Except as disclosed on Schedule 6.12:

(a) No collective bargaining agreement exists that is binding on Fujitsu or its Affiliates relating to Fujitsu Prospective Transferred Employees, and to the Knowledge of Fujitsu, no petition has been filed or Proceedings instituted by a Fujitsu Prospective Transferred Employee or group of Fujitsu Prospective Transferred Employees with any labor relations board seeking recognition of a bargaining representative.

(b) There is no (i) labor strike, slow down or stoppage pending or, to the Knowledge of Fujitsu, threatened, against or directly affecting the Fujitsu Contributed Assets (including the Fujitsu Contributed Subsidiary) or the Fujitsu Prospective Transferred Employees or (ii) Proceeding arising out of or under any collective bargaining agreement pending, or, to the Knowledge of Fujitsu, threatened, against or directly affecting the Fujitsu Contributed Assets (including the Fujitsu Contributed Subsidiary) or the Fujitsu Prospective Transferred Employees, that in either case is reasonably likely to result in a Material Adverse Effect on the Joint Venture.

(c) None of the Fujitsu Entities has received any notice of, and Fujitsu does not have Knowledge of, any actual or threatened dispute, controversy or Proceeding with respect to claims of, or obligations to, any Fujitsu Prospective Transferred Employee or group of Fujitsu Prospective Transferred Employees related to allegations of unfair labor practices, discrimination or breach of contract.

(d) Each of the Fujitsu Entities has complied and is currently complying, in respect of all Fujitsu Prospective Transferred Employees, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, except where such non-compliance is not reasonably likely to result in a Material Adverse Effect on the Joint Venture.

6.13 Insurance. All insurance coverage applicable to the Fujitsu Entities, the Fujitsu Flash Memory Business and the Fujitsu Business Assets is in full force and effect, insures the Fujitsu Entities in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located. No notice of cancellation or nonrenewal of such coverage has been received by any of the Fujitsu Entities.

6.14 Tax Matters. The Fujitsu Contributed Subsidiary has timely filed or will timely file when due all Tax Returns required by Applicable Law for periods ending at or before the Closing Date, and such Tax Returns are true and correct in all material respects (or, as to such Tax Returns not yet filed, will be true and correct in all material respects). The Fujitsu Contributed Subsidiary has timely paid all material Taxes owed by such Fujitsu Contributed Subsidiary (whether or not shown to be payable on Tax Returns or on subsequent assessments) for any period ending prior to the Closing Date, except for Taxes shown as a current Liability on the Fujitsu Contributed Subsidiary Closing Sheets. The Fujitsu Contributed Subsidiary is not under any legal or contractual obligation to pay the Tax Liabilities of any third party or to indemnify any third party with respect to any Tax. The Fujitsu Contributed Subsidiary is not the subject of an entity classification election under U.S. Treasury Regulations Section 301.7701-3. The Fujitsu Contributed Subsidiary is not a party to any joint venture or partnership. The Fujitsu Contributed Subsidiary is not currently the subject of audit or any Tax-related Proceeding by any Governmental Authority and, to Fujitsu’s Knowledge, no such audit or Proceeding is threatened. The Fujitsu Contributed Subsidiary has no obligation to make any payment of any amount to any Person which would not be deductible by reasons of Code Section 280G. All aspects of the business of the Fujitsu Contributed Subsidiary has been conducted at all times in accordance with the terms and conditions of all Tax Concessions provided by a relevant Government Authority and the Fujitsu Contributed Subsidiary is not subject to any obligation to pay any amount to any Governmental Authority with respect to any Tax Concession if its operations change in any manner after the Closing Date.

6.15 Environmental Matters. To the Knowledge of Fujitsu and the Fujitsu Facility Managers, except as set forth in Schedule 6.15:

(a) Neither Fujitsu nor its Affiliates or its or their Predecessors has Handled or Released any Hazardous Substances at, on, under, to or from any Fujitsu Business Assets or any Real Property or Facility owned, operated, leased or used at any time prior to Closing by the Fujitsu Contributed Subsidiary, or its Subsidiaries or Predecessors, including, without limitation, any offsite disposal or treatment facilities used by the Fujitsu Contributed Subsidiary, or its Subsidiaries or Predecessors (collectively, “Fujitsu Site”) in violation of any applicable Environmental Law, or that has resulted in, or could reasonably be expected to result in, any Liability or potential Liability to Fujitsu or its Affiliates under any Environmental Law.

(b) No Release of any Hazardous Substance has occurred, or is occurring, at, on, under, from or to any Fujitsu Site, and no Hazardous Substances are present on, in or under any Fujitsu Site, regardless of how the Hazardous Substance(s) came to rest there, in violation of any applicable Environmental Law or that could reasonably be expected to result in any Liability to Fujitsu or its Affiliates under any Environmental Law.

(c) No underground tanks are or have been owned or operated by Fujitsu or its Affiliates at the Fujitsu Business Assets or any other location formerly owned, operated, leased or used by the Fujitsu Contributed Subsidiary. No underground storage tanks, landfills, surface impoundments, waste piles or other land treatment, land storage or disposal areas are or have been located on, in or under any of the Fujitsu Business Assets, and no PCBs or asbestos-containing materials are located on, in or under any of the Fujitsu Business Assets.

(d) Neither Fujitsu nor its Affiliates has received written notice of any assertion by any Governmental Authority or other Person that any of them may be a potentially responsible party in connection with any Fujitsu Site. There are no Proceedings that are pending or, to the Knowledge of Fujitsu, threatened by any Governmental Authority or Person against Fujitsu or its Affiliates relating to any Fujitsu Site or of the Fujitsu Contributed Subsidiary arising under or pursuant to any Environmental Law. Neither Fujitsu nor its Affiliates has received any written notice from any Governmental Authority or Person that is outstanding or has not been resolved and, to the Knowledge of Fujitsu, no condition or circumstance exists, that

(with or without notice or lapse of time or both) would reasonably be likely to give rise to, or serve as a basis for, the commencement of any such Proceeding. Neither Fujitsu nor its Affiliates has entered into or received, nor is Fujitsu or its Affiliates in default under, any Judgment of any Governmental Authority under any Environmental Law relating to any Fujitsu Site or the Fujitsu Contributed Subsidiary.

(e) There are no closures or substantial modifications to any equipment or Facilities used in connection with the Handling or Release of Hazardous Substances (including wastewater), or any operational changes that could reasonably be expected to require such closure or modifications, currently planned within five (5) years after the date hereof by any of the Fujitsu Entities on any Fujitsu Site, and no such closures or modifications are required to effect the transactions contemplated hereby.

(f) No Lien has arisen or, to the Knowledge of Fujitsu, is threatened on or against any of the Fujitsu Business Assets under or as a result of a violation of, or any other Liability under, any Environmental Laws.

6.16 Capitalization of the Fujitsu Contributed Subsidiary.

(a) The entire authorized capital stock and other equity interests of Fujitsu Malaysia consists of 150,000,000 shares of RM1 per share, of which 101,200,000 shares are issued and outstanding and held of record, beneficially and directly by Fujitsu Sub. Following the transactions contemplated hereby the Joint Venture shall hold of record and directly all of the outstanding capital stock and equity interest in Fujitsu Malaysia. All of the issued and outstanding shares of capital stock of Fujitsu Malaysia have been duly authorized, are validly issued, fully paid, non-assessable and free and clear of any pre-emptive rights and Liens.

(b) Except as set forth in the Transaction Documents, there are no (i) outstanding subscriptions, options, calls, warrants or other rights of any kind to acquire any shares of capital stock or other voting securities or equity interests of the Fujitsu Contributed Subsidiary, (ii) outstanding securities convertible into any shares of capital stock or other voting securities or equity interests of the Fujitsu Contributed Subsidiary, (iii) obligations that might require the Fujitsu Contributed Subsidiary to issue any such options, warrants, rights or securities or (iv) contractual obligations of the Fujitsu Contributed Subsidiary to sell, issue or otherwise dispose of or repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of any such company.

(c) Fujitsu Sub has delivered to AMD true and correct copies of the currently effective Charter Documents of the Fujitsu Contributed Subsidiary.

(d) Fujitsu or a Fujitsu Affiliate has, immediately prior to the transfer of such shares to the Joint Venture, good and valid title to the Fujitsu FASL (Japan) Equity, free and clear of any Liens, options or rights of first offer or first refusal with respect thereto. Upon the transfer of the foregoing shares to the Joint Venture in accordance with the terms of this Agreement, the Joint Venture will have good and valid title thereto, free and clear of any Liens, options or rights of first offer or first refusal with respect thereto.

(e) Except as set forth in Schedule 6.16(e), the Fujitsu Contributed Subsidiary is not currently engaged in any material respect in any business or business activity other than the Fujitsu Flash Memory Business or holds any material interests or assets other than as used in the Fujitsu Flash Memory Business.

6.17 Brokers. Neither Fujitsu nor any of its Affiliates is a party to any contract, agreement, arrangement or understanding with any Person which will result in the obligation of AMD or any of its Affiliates or the Joint Venture or any of its Subsidiaries (including the Fujitsu Contributed Subsidiary and FASL (Japan)) to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

6.18 Related Party Agreements. Except for this Agreement, the agreements expressly contemplated by this Agreement and as set forth in Schedule 6.18, there are no Contracts between Fujitsu or any of its Affiliates, on the one hand, and the Fujitsu Contributed Subsidiary, the Joint Venture or FASL (Japan), on the other hand.

6.19 No Other Agreements to Sell Fujitsu Contributed Assets. Except as provided herein, no Fujitsu Entity has any legal obligation, absolute or contingent, to any Person other than the Joint Venture to sell, assign, lease or sublease or otherwise transfer, convey or place any Lien on any of the material Fujitsu Business Assets, other than (a) agreements regarding the sale of inventory of the Fujitsu Flash Memory Business which were entered into in the ordinary course of business and in a manner consistent with past practices and (b) agreements among Fujitsu Entities to sell or transfer Fujitsu Business Assets in a manner such that they can be contributed or sold to the Joint Venture as contemplated by the Transaction Documents.

6.20 Absence of Changes. Since March 31, 2003, (a) the Fujitsu Flash Memory Business has been conducted in all material respects in the ordinary course (except in connection with or as otherwise contemplated by the Transaction Documents) consistent with past practice and (b) there has been no change or event relating to the Fujitsu Flash Memory Business which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect the Joint Venture.

6.21 Securities Act; Investment Company Act. (a) Fujitsu Sub is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act; (b) Fujitsu Sub has acquired or is acquiring its Membership Interest in the Joint Venture for Fujitsu Sub’s own account as an investment and without a view to the distribution thereof; (c) Fujitsu Sub is aware that the Membership Interests have not been registered under the Securities Act or any state securities laws, and may not be resold or transferred by Fujitsu Sub without appropriate registration or the availability of an exemption from such requirements and then only upon compliance with the terms and conditions set forth in this Agreement; and (d) if Fujitsu Sub is a Person other than an individual and beneficially owns (as defined in the Investment Company Act) ten percent (10%) or more of the outstanding voting securities of the Joint Venture (taking into account all Membership Interests which Fujitsu Sub has agreed to purchase), Fujitsu Sub is not, and but for the exceptions provided in Sections 3(c)(1) or 3(c)(7) of the Investment Company Act would not be, an investment company under such Investment Company Act.

6.22 Sufficiency of Contributed Assets. (a) To the Knowledge of Fujitsu and the Fujitsu Facility Managers, upon consummation of the transactions contemplated by the Transaction Documents, the tangible assets and properties of the Joint Venture and its Subsidiaries (including rights under the Ancillary Documents) will include all of the material tangible assets and properties necessary for the conduct of the Fujitsu Flash Memory Business as presently conducted and (b) Fujitsu and Fujitsu Sub have used commercially reasonable efforts in good faith to provide that upon consummation of the transactions contemplated by the Transaction Documents, the tangible assets and properties of the Joint Venture and its Subsidiaries will include all of the material tangible assets and properties necessary for the conduct of the Fujitsu Flash Memory Business as presently conducted.

6.23 Warranty Claims. Except as set forth in Schedule 6.23, during the past three (3) years product warranty claims made against the Fujitsu Entities with respect to products sold by the Fujitsu Entities in connection with the Fujitsu Flash Memory Business have not exceeded an aggregate of US$5,000,000 for any particular product.

6.24 Financial Statements. Fujitsu and Fujitsu Sub have previously delivered to AMD and AMD Investments unaudited operating income statements of the Fujitsu Flash Memory Business for the fiscal year ended March 31, 2003 (the “Fujitsu Flash Memory Business Income Statements”). The Fujitsu Flash Memory Business Income Statements were prepared in accordance with the books and records of Fujitsu and fairly present in all material respects the results of operations, for the period then ended, of the Fujitsu Flash Memory Business.

6.25 Fujitsu Member. Fujitsu is the direct or indirect owner of all of the issued and outstanding shares of capital stock or other equity interests of its affiliated Member(s). There are no outstanding options, warrants, conversion or exchange privileges, preemptive rights, rights of first refusal or other rights with respect to, or to purchase or obtain any of the capital stock or other equity interests of Fujitsu’s affiliated Member (or of any Subsidiary of Fujitsu holding an interest in the Fujitsu Member(s)).

6.26 Value of Assets. Schedule 6.26 lists all of the Fujitsu Business Assets and Fujitsu Sub’s good faith determination of the net book value of the Fujitsu Business Assets.

ARTICLE VII.

COVENANTS OF THE CONTRIBUTING PARTIES

Each Contributing Party hereby covenants and agrees with the other Contributing Party as follows:

7.1 Required Consents.

(a) Such Contributing Party shall use its commercially reasonable efforts to obtain its Required Consents prior to the Closing Date. To the extent that any Required Consents have not been obtained prior to the Closing Date, the applicable Contributing Party shall use its commercially reasonable efforts to obtain such Required Consents as soon thereafter as practicable. In the event any Required Consent is not obtained, the applicable Contributing

Party shall use its commercially reasonable efforts to structure the transaction with respect to the Contract or Permit in question in a manner that will not result in a default under such Contract or Permit, but that will result in the Joint Venture obtaining the benefits and incurring the obligations that it would have otherwise obtained or incurred had the applicable Required Consent or Required Governmental Approval been obtained (a “Restructuring”). Neither Contributing Party shall be required to make any payments in order to obtain a Required Consent. In the event any such request for payment is made by a Person with respect to which a Required Consent is being solicited and both Contributing Parties agree in writing to make such payment, such payment shall be reimbursed by the Joint Venture. In connection with a Restructuring, the Joint Venture shall reimburse such Contributing Party for the reasonable costs or expenses incurred by that Contributing Party after the Closing Date with respect to conferring the benefits of the applicable Contract to the Joint Venture; provided that without the written consent of both Contributing Parties, in no event shall the Joint Venture reimburse any Contributing Party in excess of the costs the Joint Venture would have incurred if such Contract had been assigned to the Joint Venture with a Required Consent on the Closing Date. On and after the Closing Date, each Contributing Party shall comply with all conditions and requirements set forth in (a) all Required Governmental Approvals that have been obtained as necessary to keep the same in full force and effect assuming continued compliance with the terms thereof by the Joint Venture and (b) all Required Contractual Consents that have been obtained as necessary to keep the same effective and enforceable against the Persons giving such Required Contractual Consents, assuming continued compliance with the terms thereof by the Joint Venture. Notwithstanding anything to the contrary in this Agreement, but subject to Article IX, if a Contributing Party is unable to obtain a Required Consent after having complied with its obligations under this Section 7.1, such Contributing Party shall have no liability to the other Contributing Party or the Joint Venture as a result of its failure to obtain such Required Consent. To the extent any Contract or Permit is not capable of being transferred, assigned or conveyed without the consent or waiver of a party thereto (other than a Contributing Party and its Affiliates) or the issuer thereof, or any other third party (including any Governmental Authority) and such consent or waiver has not been obtained, or if such transfer, assignment or conveyance would constitute a breach thereof or violation of Applicable Law, this Agreement shall not constitute an obligation to transfer, assignment or conveyance thereof, and the applicable Contributing Party shall hold any such Contract or Permit for the benefit of FASL, subject to the foregoing provisions of this Section 7.1.

7.2 Maintenance of Insurance Policies. Neither Contributing Party shall, after the date hereof, take or fail to take any action that would adversely affect the applicability of any insurance in effect on the Closing Date that covers all or any part of the AMD Business Assets, the Fujitsu Business Assets and the Prospective Transferred Employees, as such insurance applies for periods prior to the Closing Date. The Contributing Parties shall provide for the continuation of such insurance for a reasonable period through and following the Closing, and at least until the Joint Venture has initially complied with the provisions of Section 7.18 of the Operating Agreement; provided that such coverage for periods following the Closing shall be at the expense of the Joint Venture.

7.3 Litigation and Adverse Developments. Each Contributing Party shall give prompt written notice to the other Contributing Party of (a) the occurrence, or failure to occur, of any event which occurrence or failure to occur is reasonably likely to cause any representation or warranty of that Contributing Party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure of that Contributing Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each Contributing Party will promptly advise the other Contributing Party in writing of the commencement of any dispute, claim or Proceeding, against or involving the AMD Flash Memory Business, the Fujitsu Flash Memory Business, the AMD Business Assets or the Fujitsu Business Assets that is reasonably likely to result in a Material Adverse Effect on the Joint Venture.

7.4 Further Assurances. At any time or from time to time after the Closing, each Contributing Party shall (a) at the reasonable request of the Joint Venture or the other Contributing Party, promptly execute and deliver any further instruments or documents as may reasonably be requested to effect, record or verify the transfer to and vesting in the Joint Venture of the right, title and interest in and to the AMD Business Assets or the Fujitsu Business Assets, as applicable, free and clear of all Liens (except Permitted Liens) in accordance with the terms of the Transaction Documents and (b) take all such further action as the Joint Venture or the other Contributing Party may reasonably request in order to evidence or otherwise facilitate the consummation of the transactions contemplated hereby. After the Closing, each Contributing Party shall as reasonably appropriate: (i) refer to the Joint Venture all inquiries relating to the AMD Business Assets or the Fujitsu Business Assets, as applicable, and (ii) promptly deliver to the Joint Venture any mail, packages and other communications addressed to such Contributing Party relating to the AMD Flash Memory Business or the Fujitsu Flash Memory Business, as applicable.

7.5 No Sale of Assets. Except for the sale of inventory in the ordinary course of business, consistent with past practice, each Contributing Party will not, and will cause its Affiliates and Representatives not to, directly or indirectly, (a) solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to the direct or indirect transfer of the AMD Business Assets or the Fujitsu Business Assets, as applicable, to any Person other than the Joint Venture, the other Contributing Party or their respective Affiliates or (b) provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction.

7.6 Title Policies.

(a) AMD Investments shall, and AMD shall cause AMD Investments to, cause a reputable title insurance company to issue and deliver to the Joint Venture on the Closing Date an ALTA Owner’s Policy of Title Insurance (Form B rev. 10/17/70) in an amount acceptable to Fujitsu insuring fee simple title to the Sunnyvale Real Property in the Joint Venture, subject only to exception nos. 1 through 15 contained in the pro-forma policy issued by First American Title Company, under Order No. NCS-25563-SC, dated as of June 25, 2003 (the “Sunnyvale Title Policy”). The Sunnyvale Title Policy shall provide full coverage against mechanics’ and materialmen’s liens arising out of the construction, repair or alteration of any of the Facilities on the Sunnyvale Real Property, and shall contain such special endorsements as Fujitsu may require. AMD shall execute and deliver to the title company issuing such policy an owner’s affidavit sufficient to support the issuance of the Sunnyvale Title Policy.

(b) AMD Investments shall, and AMD shall cause AMD Investments to, cause a reputable title insurance company to issue and deliver to the Joint Venture on the Closing Date an ALTA Owner’s Policy of Title Insurance (Texas Form T-1) in an amount acceptable to Fujitsu (which must be an amount authorized by Rule R-3 promulgated by the Texas State Board of Insurance) insuring fee simple title to the Austin Real Property in the Joint Venture, subject only to exception nos. 10.a through 10.c, 10.h through 10.u, 10.x, 10.aa through 10.yy and 10.B1 through 10.F1 contained in the commitment for title insurance (Texas Form T-7) most recently issued by Republic Title of Texas, Inc., under its GF No. 03R12618 ND6 (the “Austin Title Policy”). The Austin Title Policy shall provide full coverage against mechanics’ and materialmen’s liens arising out of the construction, repair or alteration of any of the Facilities on the Austin Real Property, and shall contain such special endorsements as Fujitsu may require. AMD shall execute and deliver to title company issuing such policy an owner’s affidavit sufficient to support the issuance of the Austin Title Policy.

(c) The Joint Venture shall reimburse AMD Investments for the cost of the premiums for such policies.

ARTICLE VIII.

MUTUAL COVENANTS

The Joint Venture, AMD and Fujitsu hereby covenant and agree as follows:

8.1 Transition. Prior to the Closing Date, the Joint Venture, AMD and Fujitsu each shall use all commercially reasonable efforts to identify and make appropriate arrangements for dealing with any transition problems that may be involved in effectuating the transactions contemplated by the Transaction Documents.

8.2 Diligence in Pursuit of Conditions Precedent. The Joint Venture, AMD and Fujitsu each shall use all commercially reasonable efforts to fulfill their respective obligations hereunder and under the Ancillary Documents, and shall reasonably cooperate with the other parties in regard to the same in order to effect the Closing. The Joint Venture, AMD and Fujitsu each shall use all commercially reasonable efforts to obtain all Required Consents.

8.3 Covenant to Satisfy Conditions. The Joint Venture, AMD and Fujitsu each shall use all commercially reasonable efforts to ensure that the other conditions set forth in Article IX hereof are satisfied, insofar as such matters are within the control of the Joint Venture, AMD or Fujitsu, as applicable. The Joint Venture, AMD and Fujitsu each further covenant and agree, with respect to a pending or threatened preliminary or permanent injunction, or other order, decree or ruling or statute, rule, regulation or executive order, that would adversely affect the ability of the parties hereto to consummate the transactions contemplated by the Transaction Documents to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

8.4 Taxes.

(a) Transfer Taxes will be borne by the Joint Venture, except that AMD or its Affiliates shall bear the Transfer Taxes relating to the transfer of the equity interests of the AMD Contributed Subsidiaries (and/or the indirect contribution of assets thereof through the transfer of such interests) to the Joint Venture and that Fujitsu or its Affiliates shall bear the Transfer Taxes relating to the transfer of the equity interests of the Fujitsu Contributed Subsidiary (and/or the indirect contribution of assets thereof through the transfer of such interests) to the Joint Venture.

(b) Each of the Contributing Parties shall (i) provide the Joint Venture with such assistance as the Joint Venture may reasonably request in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative Proceedings relating to any liability for Taxes and (ii) retain and provide the Joint Venture with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other Tax Proceeding. Each Contributing Party shall retain all records and documents it reasonably determines may be relevant to such Tax Returns and shall not destroy or otherwise dispose of any such records or documents without first offering such materials to the Joint Venture.

(c) Each of the Contributing Parties will provide the Joint Venture with all Tax information, including, but not limited to, the tax basis of the AMD Business Assets or Fujitsu Business Assets (as applicable) at the Closing Date, as reasonably requested by the Joint Venture.

(d) AMD shall have the right and obligation to timely prepare and file, or cause to be prepared and filed when due, any Tax Return that is required to include the operations, ownership, assets or activities of the AMD Business Assets for periods ending on or before the Closing Date. Fujitsu shall have the right and obligation to timely prepare and file, or cause to be prepared and filed when due, any Tax Return that is required to include the operations, ownership, assets or activities of the Fujitsu Business Assets for periods ending on or before the Closing Date.

(e) The Joint Venture shall have the right and obligation to timely prepare and file, or cause to be prepared and filed when due, any Tax Return that is required to include the operations, ownership, assets or activities of the Joint Venture Business for any periods after the Closing Date, including any Straddle Periods; provided, that any such Tax Returns relating to a Straddle Period shall not be filed without the prior review and comment of the applicable Contributing Party and shall be prepared on a basis consistent with past practices of the applicable Contributing Party to the extent permitted by Applicable Law and in a manner that does not distort taxable income (e.g., by accelerating income or deferring deductions).

8.5 Employee Matters.

(a) Availability of Prospective Employees. AMD and Fujitsu will use Best Efforts (as defined in the Fujitsu Secondment Agreement) to provide that each AMD Prospective Transferred Employee and Fujitsu Prospective Transferred Employee, as the case may be, will devote substantially all of such individual’s business time to the performance of reasonably appropriate work and services for the Joint Venture or its Subsidiaries (unless otherwise provided in an Ancillary Document). AMD and Fujitsu also will use Best Efforts (as defined in the Fujitsu Secondment Agreement) to encourage each AMD Prospective Transferred Employee and Fujitsu Prospective Transferred, as the case may be, to accept the Joint Venture’s and its Subsidiaries’ (including FASL (Japan)’s) offers of employment.

(b) Offers of Employment; Secondment. As of the Launch Date, (i) the Joint Venture will extend offers of employment to all of the AMD Prospective Transferred Employees, other than those AMD Prospective Transferred Employees based in Europe and Asia who will be seconded to the Joint Venture or a Subsidiary of the Joint Venture for an appropriate period of time following the Launch Date, and (ii) AMD and Fujitsu will cause FASL (Japan) to extend offers of employment to the managers and executives among the Fujitsu Prospective Transferred Employees listed on Annex V hereto. With respect to Fujitsu Prospective Transferred Employees who do not transfer employment as of the Launch Date, Fujitsu will use its Best Efforts (as defined in the Fujitsu Secondment Agreement), or Fujitsu will cause its applicable Subsidiaries to use their respective Best Efforts (as defined in the Fujitsu Secondment Agreement) to, second such Fujitsu Prospective Transferred Employees to the Joint Venture or its designated Subsidiaries pursuant to the Fujitsu Secondment Agreement.

(c) Compensation.

(i) Managers and Above. The Fujitsu Prospective Transferred Employees who transfer employment as of the Launch Date and all other employees of the Joint Venture and its Subsidiaries ranking at a level equal to (A) manager and (B) executive and corporate level director and vice president shall receive as of the Launch Date salaries, bonuses and benefit plans, programs and other arrangements described in Annex W (Managers) and Annex X (Executives), respectively. As of the Launch Date, Fujitsu shall have provided each Fujitsu employee transferring to the Joint Venture or its Subsidiaries as of the Launch Date with a summary of the salary, bonus and benefit plans, programs and other arrangements that he or she shall receive effective as of the Launch Date from the Joint Venture or its applicable Subsidiary after transferring to the Joint Venture or its applicable Subsidiary.

(ii) Employees. The Joint Venture and its Subsidiaries (including FASL (Japan) will offer the Prospective Transferred Employees and all other employees of the Joint Venture and its Subsidiaries who rank at a level below manager, executive and corporate level director and vice president, salary, bonus and benefit plans, programs and other arrangements at least as favorable to such employees as the salary, bonus and benefit plans, programs and other arrangements described on Annex Y. In addition, former employees of Fujitsu and its Affiliates who transfer to FASL (Japan) and all other employees of FASL (Japan) who rank at a level below manager, executive and corporate level director and vice president shall be entitled, during the period from the Launch Date until the second anniversary of the termination of the Secondment Period (as defined in the Fujitsu Secondment Agreement) to participate in salary, bonus and benefit plans, programs and other arrangements that are either (i) more favorable in the aggregate or (ii) substantially comparable in the aggregate to the salary, bonus and benefit plan opportunities provided by Fujitsu or its Affiliates as of the Launch Date.

(d) Management Organizational Charts. The parties agree that as of the Launch Date, the organizational chart of the employees ranking at levels equal to and above manager of each of the Joint Venture and FASL (Japan) shall be as set forth in Annex Z.

(e) Accrued Vacation. The Joint Venture and FASL (Japan) shall recognize and assume all accrued but unused vacation, floating holidays, and sick days as of the Launch Date of the Prospective Transferred Employees who become employees of the Joint Venture or its Subsidiaries (including FASL (Japan)).

(f) Reimbursements Relating to Certain Fujitsu Benefits Obligations.

(i) Mandatory Workers’ Compensation Insurance Coverage. To the extent FASL (Japan) receives a credit for amounts paid by Fujitsu to provide mandatory workers’ compensation insurance coverage for Fujitsu Transferred Employees prior to the Launch Date based on a retrospective premium adjustment for the fiscal year ending March 31, 2004, the Joint Venture shall cause FASL (Japan) to promptly pay over any such amounts to Fujitsu; provided, however, that, if FASL (Japan) is required to pay an additional amount based on such a retrospective premium adjustment for mandatory workers’ compensation insurance coverage for Fujitsu Transferred Employees provided prior to the Launch Date, Fujitsu shall promptly remit the appropriate additional amounts to FASL (Japan).

(ii) Housing Rental Subsidies. With respect to any housing rental subsidies paid by Fujitsu to any Fujitsu Transferred Employees relating to periods after the Launch Date, the Joint Venture shall cause FASL (Japan) to promptly reimburse Fujitsu for such amounts.

(g) Cooperation of the Parties. Fujitsu and AMD shall confer in good faith to determine the amounts and timing of any payments to be made pursuant to this Section 8.5.

(h) Payment of Pre-Closing Compensation and Benefits. Following the Closing, the Joint Venture shall cause FASL (Japan) to invoice Fujitsu for the aggregate amount of compensation and benefits earned or accrued by the Fujitsu Transferred Employees prior to the Launch Date pursuant to the Fujitsu Business Benefit Plans, unless otherwise provided in the Transaction Documents.

(i) Treatment of Certain Foreign Affiliates of Fujitsu. With respect to those Fujitsu Prospective Transferred Employees listed on Annex AA and the AMD Prospective Transferred Employees listed on Annex BB promptly after the Closing, AMD and Fujitsu shall, in good faith and by taking into consideration any potential tax consequences, discuss and agree upon in writing the timing and method of secondment with, and/or transfer of employment to, the Joint Venture or one or more Affiliates of the Joint Venture.

8.6 Ancillary Documents. On the Closing Date, the Joint Venture, AMD, AMD Investments, Fujitsu and Fujitsu Sub shall execute and shall cause their Affiliates to execute and deliver all documents required to be delivered pursuant to Sections 4.1(b) and (c) hereof.

8.7 Resale and Other Tax Certificates. The Joint Venture shall provide to each Contributing Party such resale or other tax-related certificates reasonably requested by such Contributing Party, and each Contributing Party shall provide to the Joint Venture such resale or other tax-related certificates reasonably requested by the Joint Venture.

8.8 Shared Permits and Facilities. On and after the Closing Date:

(a) AMD and Fujitsu shall each maintain without lapse and, if necessary, obtain modifications and renewal or reissuance of their respective Shared Permits, such that the Joint Venture continues to have the benefits and rights thereunder necessary for the Joint Venture’s continued operation, support, and expansion, whether currently planned or as future business plans may warrant. AMD or Fujitsu, as applicable, and the Joint Venture shall each comply with all terms of the Shared Permits and any Environmental Laws applicable to their respective operations and activities authorized or regulated pursuant to the Shared Permits or conducted at the Shared Facilities. AMD or Fujitsu, as applicable, and the Joint Venture shall each cooperate in good faith and enter into mutually acceptable arrangements or agreements to provide for a commercially reasonable allocation of rights, responsibilities and costs between AMD or Fujitsu, as applicable, and the Joint Venture, with respect to activities required to maintain and comply with their respective Shared Permits, cooperation and communication between the parties, communications with Governmental Authorities, inspection and auditing of facilities and records and confidentiality.

(b) AMD or Fujitsu, as applicable, and the Joint Venture shall each ensure mutual, continued, and unimpeded access to and use of their respective Shared Facilities and shall maintain their respective Shared Facilities in good working order and repair, such that the Joint Venture continues to have the access and use thereto necessary for the Joint Venture’s continued operation, support, and expansion, whether currently planned or as future business plans may warrant. Access shall be subject to the standard policies, rules and regulations regarding safety and health and personal and professional conduct generally applicable to the site where the Shared Facility is located. AMD or Fujitsu, as applicable, and the Joint Venture shall each cooperate in good faith and enter into mutually acceptable arrangements or agreements to provide for a reasonable allocation of rights, responsibilities and costs between AMD or Fujitsu, as applicable, and the Joint Venture with respect to the use of their respective Shared Facilities.

(c) In the event that any material modification or termination of a Shared Permit or any material modification of a Shared Facility or termination of a right of use and access to a Shared Facility becomes necessary or desirable by either AMD or Fujitsu on the one hand, or the Joint Venture on the other, AMD or Fujitsu, as applicable, and the Joint Venture shall negotiate in good faith to reach mutual agreement on all aspects of the proposed changes, including allocation of the responsibilities and costs, as well as the appropriate strategy to achieve the desired results, provided, that (i) any such allocation of responsibilities and costs or strategy in connection with any material modification or termination that is reasonably likely to have a material adverse impact on the Joint Venture’s operations shall be subject to review and approval by Fujitsu or AMD, whichever is not a party to the Shared Permit or Shared Facility, and which approval shall not be unreasonably withheld or delayed and (ii) such party shall be given prior written notice of the proposed material modification or termination and shall acknowledge receipt of such notification within three (3) business days. Notwithstanding anything to the contrary in this Agreement, neither AMD or Fujitsu on the one hand, nor the Joint Venture on the other, shall have any liability to the other party as a result of its failure to obtain governmental consent of any proposed modification, provided that such party has diligently pursued and fully satisfied its obligations hereunder and under any other arrangement or agreement between AMD or Fujitsu, as applicable, and the Joint Venture to obtain such modification.

8.9 Pension Matters.

(a) Phase I Pension Fund Operations.

(i) Effective as of the Launch Date, FASL (Japan) shall continue as a participating member of the Fujitsu Employee Pension Fund, and FASL (Japan) Employees shall accrue Pension Benefits in accordance with the terms of such Fund and with Fujitsu’s applicable rules, regulations and policies. FASL (Japan)’s participation in the Fujitsu Employee Pension Fund shall be subject to the usual rules applied by the Fund to other Affiliates of Fujitsu, including actuarial assumptions, interest rates and funding methods, which shall be used to determine all matters relating to FASL (Japan)’s participation in such Fund, including the accrual of benefits, the calculation of liabilities, and the amount and timing of premium payments or other contributions to the Fund from such Affiliates (including both employer and employee contributions).

(ii) Allocation/Limitation of Pension Contribution Obligations. During the Post-Launch Transition Period, FASL (Japan) shall bear 100% of the responsibility for paying the pension premiums for the Pension Benefits accrued by FASL (Japan) Employees; provided that the calculation of the amount of such premium payments with respect to FASL (Japan) is consistent with the calculation of the amount of the premium payments that applies to the other participating employers in the Fujitsu Employee Pension Fund during such period. In the event that the Establishment Date is after April 1, 2006, then Fujitsu shall indemnify FASL (Japan) for any contributions it makes to the Fujitsu Employee Pension Fund for any twelve month period following April 1, 2006 but prior to the Establishment Date, to the extent of (i) any increase in such annual contribution rate in excess of 0.5% of covered payroll multiplied by the number of complete calendar years since April 1, 2006, above the annual contribution rate in effect on March 31, 2006, and (ii) any increase in such annual contribution rate in excess of 3% of payroll above the annual contribution rate in effect on March 31, 2006.

(b) Phase II Pension Fund Operations.

(i) Establishment of FASL (Japan) Employee Pension Fund. Effective as of the Establishment Date, FASL (Japan) shall establish an employee pension fund covering the FASL (Japan) Employees (the “FASL (Japan) Employee Pension Fund”). The FASL (Japan) Employee Pension Fund shall be established and maintained in accordance with all applicable regulations of the Japanese government. Any administrative costs associated with the establishment and maintenance of the FASL (Japan) Employee Pension Fund shall be borne by FASL (Japan). Subject to the foregoing, FASL (Japan) shall develop the FASL (Japan)

Employee Pension Fund in good faith consultation and cooperation with Fujitsu and AMD with the goals of meeting the business interests of FASL (Japan). Within a reasonable period of time following the Launch Date, FASL (Japan), Fujitsu and AMD shall establish mutually acceptable procedures for the development of the FASL (Japan) Employee Pension Fund in order to provide each of FASL (Japan), Fujitsu and AMD with a reasonable opportunity to participate in the development and review of any proposed plan (including its documentation) prior to adoption by FASL (Japan)’s board of directors. During the development of the FASL (Japan) Employee Pension Fund, each of FASL (Japan), Fujitsu and AMD shall acknowledge and consider in good faith the comments, concerns and other considerations provided by the other parties. The Joint Venture acknowledges that the foregoing process is essential to the development and establishment of the FASL (Japan) Employee Pension Fund.

(ii) In connection with the establishment of the FASL (Japan) Employee Pension Fund, Fujitsu shall cause the Fujitsu Employee Pension Fund to transfer the Initial Asset Transfer Amount to the FASL (Japan) Employee Pension Fund.

(iii) The Initial Asset Transfer Amount associated with the accrued Pension Benefits under the Fujitsu Employee Pension Fund shall be determined according to the formula set forth below; provided, however, that, in the event applicable Japanese law is inconsistent with the following formula, then such applicable laws shall govern the calculation of the Initial Asset Transfer Amount.

Initial Asset Transfer Amount =

The market value of all the assets in the Fujitsu Employee Pension Fund as of the Establishment Date multiplied by a fraction, the numerator of which is the PBO of FASL (Japan) Employees as of the Establishment Date and the denominator of which is the aggregate PBO of all participants under the Fujitsu Employee Pension Fund as of the Establishment Date. To determine the Initial Asset Transfer Amount attributable to any FASL Included Employee, this amount shall be further multiplied by a fraction, the numerator of which is the PBO of such FASL Included Employee as of the Establishment Date and the denominator of which is the aggregate PBO of all FASL (Japan) Employees as of the Establishment Date.

For purposes of this Section 8.9(b)(iii), all PBO calculations shall be based on the Specified Actuarial Assumptions. In addition, the Initial Asset Transfer Amount for each FASL (Japan) Employee shall be calculated separately with respect to the portion of his or her PBO that is attributable to the Basic Portion of the Fujitsu Employee Pension Fund, the Additional Portion No. 1 of the Fujitsu Employee Pension Fund or the Additional Portion No. 3 of the Fujitsu Employee Pension Fund, and the assets to be transferred from the Fujitsu Employee Pension Fund to fund such portion of the Initial Asset Transfer Amount shall be drawn from the portion of the Fujitsu Employee Pension

Fund to which such portion of such FASL (Japan) Employee’s PBO is attributable. Initial Asset Transfer Amount calculations will be performed by the actuary for the Fujitsu Employee Pension Fund. Such actuary will provide sufficiently detailed data, assumption, and calculation method information to enable an independent actuary, selected by FASL (Japan) in consultation with Fujitsu, and subject to the approval of FASL LLC, to fully confirm the results.

(iv) Provided the Initial Asset Transfer Amount is transferred to the FASL (Japan) Employee Pension Fund, following the Establishment Date, the FASL (Japan) Employee Pension Fund shall assume all Pension Benefits liabilities for the FASL (Japan) Employees.

(v) At the end of each twelve-month period following the Establishment Date, Fujitsu will make a payment (the “Supplemental Payment”) to FASL (Japan) in the amount necessary to amortize the Fujitsu Portion of the Unfunded Amount for each FASL Included Employee over a ten-year period using level annual payments, at an interest rate of 1.5% (the “Applicable Interest Rate”) except to any extent the amount of payments has already been calculated to take into account an interest factor. Such Supplemental Payments shall be subject to set-off by any amounts owed by FASL (Japan) to Fujitsu under any applicable agreements if Fujitsu has not paid in full such Supplemental Payment for that twelve (12) month period within fifteen (15) days following written notice to Fujitsu from FASL (Japan) of the amount of any underpayment. FASL (Japan) shall transfer any Supplemental Payment that it receives from Fujitsu to the FASL (Japan) Employee Pension Fund within the time required by Applicable Law. Similarly, FASL (Japan) will make a Supplemental Payment to the FASL (Japan) Employee Pension Fund in the amount necessary to amortize using level annual payments the FASL (Japan) Portion of the Unfunded Amount for each FASL Included Employee over a ten-year period, at the Applicable Interest Rate.

(vi) In the event the ownership interest of Fujitsu Sub together with Fujitsu and any other Affiliates of Fujitsu in FASL (Japan) falls below 5%, Fujitsu’s obligation to make any remaining Supplemental Payments shall accelerate and shall be payable in full as of the date of the change in ownership interest to 5% or less.

(vii) Fujitsu and FASL (Japan), at their respective elections, may prepay all or any part of the unamortized portion of the Fujitsu Portion or FASL (Japan) Portion, respectively, of the Unfunded Amount for all FASL Included Employees at any time without penalty; and provided further, that, at its election, Fujitsu may pay such amount or offset (fully or partially) such amount from any amounts then owing by FASL (Japan) to Fujitsu under any applicable agreements.

(viii) Following the complete amortization of the Fujitsu Portion of the Unfunded Amount for all FASL Included Employees, Fujitsu shall be discharged from further liability relating to Pension Benefits accrued by such employees prior to the Establishment Date.

(ix) In the event of a Significant Reduction-In-Force at FASL Japan, Fujitsu shall be entitled to a redetermination of its Supplemental Payments. For each FASL Included Employee whose termination is the direct result of such Significant Reduction-In-Force, a revised Basic Pension Benefit Liability, Additional Portion No. 1 Pension Benefit Liability, and Additional Portion No. 3 Pension Benefit Liability will be calculated as at the Establishment Date, taking into account the participant’s actual benefits as at the date of his or her termination. The sum of these revised liabilities for all such affected employees will be subtracted from the sum of the liabilities originally calculated for such employees to determine the reduction in each employee’s liabilities. The aggregate reductions in these liabilities across all affected employees may be used to reduce the then-outstanding Supplemental Payments, on an actuarially equivalent basis.

(x) Cooperation by the Parties. AMD and Fujitsu acknowledge and understand the complexities associated with funding the liabilities associated with the Pension benefits accrued by the FASL Included Employees as described above and agree to cooperate to implement the foregoing provisions and to take all reasonable steps to minimize the costs associated with providing Pension benefits to the FASL (Japan) Employees prior to the Establishment Date.

ARTICLE IX.

CONDITIONS TO CLOSING

9.1 Conditions to AMD’s Obligations. The obligation of AMD Investments to, and AMD to cause AMD Investments to, contribute and deliver the AMD Closing Date Contributed Assets to the Joint Venture and to take, or cause its Affiliates to take, the other actions required to be taken by it or its Affiliates at the Closing, shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by AMD):

(a) Representations and Warranties. All representations and warranties of Fujitsu and Fujitsu Sub contained in Article VI of this Agreement that are qualified as to materiality or Material Adverse Effect on the Joint Venture shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (except those representations and warranties which are made as of a specific date, which shall be true and correct only as of such date); and the representations and warranties of Fujitsu and Fujitsu Sub contained in Article VI of this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except those representations and warranties which are made as of a specific date, which shall be so true and correct only as of such date).

(b) Agreements and Covenants. All agreements and covenants of Fujitsu and Fujitsu Sub contained in this Agreement that are required to be performed by Fujitsu or Fujitsu Sub prior to or on the Closing Date shall have been performed or satisfied by Fujitsu or Fujitsu Sub in all material respects.

(c) No Injunction, etc. Consummation of the transactions contemplated hereby and by the Ancillary Documents shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law or Judgment of any Governmental Authority. No material Proceeding pertaining to the transactions contemplated by the Transaction Documents shall be pending.

(d) Closing Certificates. Each of Fujitsu and Fujitsu Sub shall have delivered to AMD a certificate dated as of the Closing Date, and signed by a duly authorized officer, representing and confirming that each of the conditions set forth in Sections 9.1(a) and 9.1(b) have been satisfied (unless waived by AMD) and that each of the material Required Fujitsu Consents have been obtained (unless waived by AMD).

(e) Approvals. Each of the following shall have occurred:

(i) All filings required pursuant to the HSR Act with respect to the transactions contemplated by the Transaction Documents shall have been made, and the applicable waiting period, including any extension thereof pursuant to the HSR Act, shall have expired or been terminated, and neither the United States Department of Justice nor the Federal Trade Commission shall have instituted any Proceeding to enjoin or delay the consummation of the transactions contemplated by the Transaction Documents; and

(ii) All other material Required Fujitsu Consents shall have been obtained.

(f) Sale of Fujitsu Division Assets. Fujitsu shall have transferred all right, title and interest in and to the Fujitsu Division Assets, free and clear of all Liens other than Permitted Liens, to FASL (Japan).

(g) Other Agreements. The Fujitsu Entities and the Joint Venture (and its Subsidiaries, which shall include FASL (Japan)) shall have executed and delivered all of the agreements set forth in Section 4.1(b) and (c) to which they are contemplated to be a party in the forms attached as exhibits hereto.

(h) 4-Year Operations Plan. AMD and Fujitsu shall have agreed in writing upon the initial 4-Year Operations Plan.

(i) Indemnification Agreements. The Joint Venture shall have entered into indemnification agreements (in a form reasonably acceptable to the Joint Venture, AMD and Fujitsu) with each of the Managers (as defined in the Operating Agreement).

9.2 Conditions to Fujitsu’s Obligations. The obligation of Fujitsu Sub to, and Fujitsu to cause Fujitsu Sub to, contribute and deliver the Fujitsu Closing Date Contributed Assets to the Joint Venture and to take, or cause its Affiliates to take, the other actions required to be taken by it or its Affiliates at the Closing, shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by Fujitsu):

(a) Representations and Warranties. All representations and warranties of AMD and AMD Investments contained in Article V of this Agreement that are qualified as to materiality or Material Adverse Effect on the Joint Venture shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (except those representations and warranties which are made as of a specific date, which shall be true and correct only as of such date); and the representations and warranties of AMD and AMD Investments contained in Article V of this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except those representations and warranties which are made as of a specific date, which shall be so true and correct only as of such date).

(b) Agreements and Covenants. All agreements and covenants of AMD and AMD Investments contained in this Agreement that are required to be performed by AMD or AMD Investments prior to or on the Closing Date shall have been performed or satisfied by AMD or AMD Investments in all material respects.

(c) No Injunction, etc. Consummation of the transactions contemplated hereby and by the Ancillary Documents shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law or Judgment of any Governmental Authority. No material Proceeding pertaining to the transactions contemplated by the Transaction Documents shall be pending.

(d) Closing Certificates. Each of AMD and AMD Investments shall have delivered to Fujitsu a certificate dated as of the Closing Date, and signed by a duly authorized officer, representing and confirming that each of the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied (unless waived by Fujitsu) and that each of the material Required AMD Consents have been obtained (unless waived by Fujitsu).

(e) Approvals. Each of the following shall have occurred:

(i) All filings required pursuant to the HSR Act with respect to the transactions contemplated by the Transaction Documents shall have been made, and the applicable waiting period, including any extension thereof pursuant to the HSR Act, shall have expired or been terminated, and neither the United States Department of Justice nor the Federal Trade Commission shall have instituted any Proceeding to enjoin or delay the consummation of the transactions contemplated by the Transaction Documents; and

(ii) All other material Required AMD Consents shall have been obtained.

(f) Other Agreements. The AMD Entities and the Joint Venture (and its Subsidiaries, which shall include FASL (Japan)) shall have executed and delivered all of the agreements set forth in Section 4.1(b) and (c) to which they are contemplated to be a party in the forms attached as exhibits hereto.

(g) 4-Year Operations Plan. Fujitsu and AMD shall have agreed in writing upon the initial 4-Year Operations Plan.

(h) Indemnification Agreements. The Joint Venture shall have entered into indemnification agreements (in a form reasonably acceptable to the Joint Venture, AMD and Fujitsu) with each of the Managers (as defined in the Operating Agreement).

(i) Title Policies. The Sunnyvale Title Policy and the Austin Title Policy shall have been issued in accordance with Section 7.6.

ARTICLE X.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND

COVENANTS AND INDEMNIFICATION

10.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement and the Intellectual Property Agreement shall be deemed continuing representations and warranties and shall survive the Closing (a) indefinitely, with respect to the representations and warranties set forth in Sections 5.2 and 6.2 (Authorization); (b) until ninety (90) days after the expiration of the applicable statute of limitations, with respect to the representations and warranties set forth in Sections 5.14, and 6.14 (Tax Matters); (c) for a period of five (5) years with respect to the representations and warranties set forth in Sections 5.15 and 6.15 (Environmental Matters); and (d) for a period of eighteen (18) months after the Closing Date, with respect to all other such representations and warranties, including the representations and warranties in the Intellectual Property Agreement.

10.2 Indemnification of Joint Venture by AMD.

(a) Subject to Section 10.8, AMD shall indemnify and hold harmless the Joint Venture, its Subsidiaries and its and their Representatives (the “JV Indemnitees”) against and with respect to, and shall reimburse the JV Indemnitees for, without duplication, any and all Losses incurred in connection with, arising out of, resulting from or incident to (i) a breach of any representation or warranty of AMD or AMD Investments contained herein or in the Intellectual Property Agreement; (ii) a breach of any covenant or agreement of AMD or AMD Investments contained herein or in any bill of sale, assignment and assumption agreement or other conveyance documents relating hereto delivered to the Joint Venture hereunder or in connection herewith; and (iii) any AMD Excluded Liabilities.

(b) In addition to the indemnification obligations set forth in Section 10.2(a), if the representations and warranties set forth in Section 5.22 are breached, AMD shall or shall cause the appropriate AMD Affiliate, to sell, assign or otherwise transfer to the Joint Venture, and the Joint Venture shall purchase or otherwise accept, such material tangible assets as necessary to cure such breach of Section 5.22. The purchase price in any sale, assignment or other transfer under this Section 10.2(b) shall be no greater than the net book value of the subject assets as determined to the reasonable satisfaction of Fujitsu and the Joint Venture from the books and records of AMD and its Subsidiaries or Affiliates.

10.3 Indemnification of Joint Venture by Fujitsu.

(a) Subject to Section 10.8, Fujitsu shall indemnify and hold harmless the JV Indemnitees against and with respect to, and shall reimburse the JV Indemnitees for, without duplication, any and all Losses incurred in connection with, arising out of, resulting from or incident to (i) a breach of any representation or warranty of Fujitsu or Fujitsu Sub contained herein or in the Intellectual Property Agreement; (ii) a breach of any covenant or agreement of Fujitsu or Fujitsu Sub contained herein or in any bill of sale, assignment and assumption agreement or other conveyance documents relating hereto delivered to the Joint Venture hereunder or in connection herewith; and (iii) any Fujitsu Excluded Liabilities.

(b) In addition to the indemnification obligations set forth in Section 10.3(a), if the representations and warranties set forth in Section 6.22 are breached, Fujitsu shall or shall cause the appropriate Fujitsu Affiliate, to sell, assign or otherwise transfer to the Joint Venture, and the Joint Venture shall purchase or otherwise accept, such material tangible assets as necessary to cure such breach of Section 6.22. The purchase price in any sale, assignment or other transfer under this Section 10.3(b) shall be no greater than the net book value of the subject assets as determined to the reasonable satisfaction of AMD and the Joint Venture from the books and records of Fujitsu and its Subsidiaries or Affiliates.

10.4 Indemnification of AMD by the Joint Venture. Subject to Section 10.8, the Joint Venture shall indemnify and hold harmless AMD and each of its Affiliates (excluding the Joint Venture and its Subsidiaries) and its and their Representatives (collectively, the “AMD Indemnitees”) against and with respect to, and shall reimburse the AMD Indemnitees for, without duplication, any and all Losses incurred in connection with, arising out of, resulting from or incident to (a) a breach of any covenant or agreement by the Joint Venture contained herein or in any assignment and assumption agreements delivered to AMD hereunder or in connection herewith; (b) any and all Assumed Liabilities (other than those caused by a breach of any representation or warranty by AMD or its Affiliates or nonfulfillment of any covenant or agreement of AMD or its Affiliates contained herein or in any bill of sale, assignment and assumption agreement or other conveyance documents relating hereto delivered to the Joint Venture hereunder or in connection herewith); and (c) any and all Liabilities incurred or arising after the Closing Date in connection with the operation of the Joint Venture Business, including, without limitation, JV Environmental Conditions but excluding any Liability subject to indemnification pursuant to Section 10.2.

10.5 Indemnification of Fujitsu by the Joint Venture. Subject to Section 10.8, the Joint Venture shall indemnify and hold harmless Fujitsu and each of its Affiliates (excluding the Joint Venture and its Subsidiaries) and its and their Representatives (collectively, the “Fujitsu Indemnitees”) against and with respect to, and shall reimburse the Fujitsu Indemnitees for, without duplication, any and all Losses incurred in connection with, arising out of, resulting from or incident to (a) a breach of any covenant or agreement by the Joint Venture contained herein or in any assignment and assumption agreements delivered to Fujitsu hereunder or in connection herewith; (b) any and all Assumed Liabilities (other than those caused by a breach of any representation or warranty by Fujitsu or its Affiliates or nonfulfillment of any covenant or agreement of Fujitsu or its Affiliates contained herein or in any bill of sale, assignment and assumption agreement or other conveyance documents relating hereto delivered to the Joint Venture hereunder or in connection herewith); and (c) any and all Liabilities incurred or arising after the Closing Date in connection with the operation of the Joint Venture Business, including, without limitation, JV Environmental Conditions but excluding any Liability subject to indemnification pursuant to Section 10.3.

10.6 Indemnification of Fujitsu by AMD. Subject to Section 10.8, AMD shall indemnify and hold harmless the Fujitsu Indemnitees against and with respect to, and shall reimburse the Fujitsu Indemnitees for, without duplication, any and all Losses incurred in connection with, arising out of, resulting from or incident to (a) a breach of any representation or warranty of AMD or AMD Investments contained herein or in the Intellectual Property Agreement; (b) a breach of any covenant or agreement of AMD or AMD Investments contained herein or in any bill of sale, assignment and assumption agreement or other conveyance documents relating hereto delivered to the Joint Venture hereunder or in connection herewith; and (c) any AMD Excluded Liabilities.

10.7 Indemnification of AMD by Fujitsu. Subject to Section 10.8, Fujitsu shall indemnify and hold harmless the AMD Indemnitees against and with respect to, and shall reimburse the AMD Indemnitees for, without duplication, any and all Losses incurred in connection with, arising out of, resulting from or incident to (a) a breach of any representation or warranty of Fujitsu or Fujitsu Sub contained herein or in the Intellectual Property Agreement; (b) a breach of any covenant or agreement of Fujitsu or Fujitsu Sub contained herein or in any bill of sale, assignment and assumption agreement or other conveyance documents relating hereto delivered to the Joint Venture hereunder or in connection herewith; and (c) any Fujitsu Excluded Liabilities.

10.8 Limitations on Indemnification.

(a) Notwithstanding Sections 10.2, 10.3, 10.4, 10.5, 10.6 and 10.7 hereof, the rights and obligations under this Article X of the JV Indemnitees, the AMD Indemnitees and the Fujitsu Indemnitees are subject to the following:

(i) the JV Indemnitees, the AMD Indemnitees and the Fujitsu Indemnitees shall not be entitled to any recovery under Sections 10.2(a)(i), 10.3(a)(i) 10.6(a) or 10.7(a), unless the claim for indemnification is made within the time period of survival set forth in Section 10.1; provided, that if any claim for indemnification pursuant to this Agreement which relates to a representation or warranty is made prior to the time such representation or warranty terminates under Section 10.1, then such representation and warranty shall survive solely for purposes of such claim until such time as it has been finally resolved in accordance with the terms of this Agreement;

(ii) the JV Indemnitees shall not be entitled to any indemnification hereunder under Section 10.2(a)(i) unless and until the Losses that the JV Indemnitees are entitled to be indemnified for under Section 10.2(a)(i) of this Agreement and Section 9.2(a) of the AMD Asset Purchase Agreement exceed, in the aggregate, US$15 million (the “AMD Deductible”), in which event the JV Indemnitees shall be entitled to recover all such Losses, excluding Losses included in the determination of the AMD Deductible;

(iii) the JV Indemnitees shall not be entitled to any indemnification hereunder under Section 10.3(a)(i) unless and until the Losses that the JV Indemnitees are entitled to be indemnified for under such Section exceed, in the aggregate, US$15 million (the “Fujitsu Deductible”), in which event the JV Indemnitees shall be entitled to recover all such Losses, excluding Losses included in the determination of the Fujitsu Deductible;

(iv) a Fujitsu Indemnitee shall not be entitled to any indemnification under Section 10.6 unless (A) the Loss is the result of a Third Party Claim made or threatened directly against such Fujitsu Indemnitee, or (B) if clause (A) is not applicable, Fujitsu determines in good faith that the Losses that the Fujitsu Indemnitees are entitled to be indemnified for under Section 10.6 and Section 9.4 of the AMD Asset Purchase Agreement exceed, in the aggregate, US$100 million (the “AMD Threshold”), in which event the Fujitsu Indemnitees shall be entitled to recover all such Losses, including Losses included in the determination of the AMD Threshold;

(v) an AMD Indemnitee shall not be entitled to any indemnification under Section 10.7 unless (A) the Loss is the result of a Third Party Claim made or threatened directly against such AMD Indemnitee, or (B) if clause (A) is not applicable, AMD determines in good faith that the Losses that the AMD Indemnitees are entitled to be indemnified for under Section 10.7 exceed, in the aggregate, US$100 million (the “Fujitsu Threshold”), in which event the AMD Indemnitees shall be entitled to recover all such Losses, including Losses included in the determination of the Fujitsu Threshold; and

(vi) the aggregate maximum liability (A) of AMD to the JV Indemnitees and the Fujitsu Indemnitees, collectively, for Losses under Section 10.2(a)(i) and 10.6(a) of this Agreement together with Losses under Section 9.2(a) and Section 9.4(a) of the AMD Asset Purchase Agreement and (B) of Fujitsu to the JV Indemnitees and the AMD Indemnitees, collectively, for Losses under Section 10.3(a)(i) and Section 10.7(a), in the case of each of (A) and (B) shall not in any event exceed US$400 million.

(vii) if, based upon a substantially identical underlying factual basis, (A) an arbitrator, court, tribunal or other judicial authority determines in an enforceable award, judgment or decision that AMD or an Affiliate of AMD shall make payments to, or on behalf of, the Joint Venture, and to or on behalf of Fujitsu or an Affiliate of Fujitsu, in satisfaction of a breach of contract claim, indemnification claim, enforcement action or other legal or equitable claims of the Joint Venture and of Fujitsu or an Affiliate of Fujitsu (other than in each case, for indemnification of Fujitsu or an Affiliate of Fujitsu against a Third Party Claim), related to any Transaction Document or the transactions contemplated thereunder, and (B) AMD makes the payments in satisfaction of the claims of the Joint Venture, the amounts payable to, or on behalf of, Fujitsu or its Affiliate by AMD or its Affiliate shall be reduced by an amount equal to the product of (X) Fujitsu’s Membership Interest at the time of the claim of the Joint Venture multiplied by (Y) the aggregate amount paid by AMD to, or on behalf of, the Joint Venture, in satisfaction of the claim of the Joint Venture.

(viii) if, based upon a substantially identical underlying factual basis, (A) an arbitrator, court, tribunal or other judicial authority determines in an enforceable award, judgment or decision that Fujitsu or an Affiliate of Fujitsu shall make payments to, or on behalf of, the Joint Venture, and to or on behalf of AMD or an Affiliate of Fujitsu, in satisfaction of a breach of contract claim, indemnification claim, enforcement action or other legal or equitable claims of the Joint Venture and of AMD or an Affiliate of AMD (other than in each case, for indemnification of AMD or an Affiliate of AMD against a Third Party Claim), related to any Transaction Document or the transactions contemplated thereunder, and (B) Fujitsu makes the payments in satisfaction of the claim of the Joint Venture, the amounts payable to, or on behalf of, AMD or its Affiliate by Fujitsu or its Affiliate shall be reduced by an amount equal to the product of (X) AMD’s Membership Interest at the time of the claim of the Joint Venture multiplied by (Y) the aggregate amount paid by Fujitsu to, or on behalf of, the Joint Venture, in satisfaction of the claim of the Joint Venture.

(b) The parties hereto agree that irreparable damage would occur if the representations and warranties set forth in Section 5.22 or 6.22 are breached. Accordingly, AMD, AMD Investments and the Joint Venture shall be entitled to specifically enforce the provisions of Section 10.3(b) as provided in Section 12.11, and Fujitsu, Fujitsu Sub and the Joint Venture shall be entitled to specifically enforce the provisions of Section 10.2(b) as provided in Section 12.11, in each case in addition to any other remedy to such parties are entitled at law or in equity.

(c) The parties shall make appropriate adjustments for insurance proceeds actually received (with respect to Losses) in calculating such Losses under this Agreement. Any insurance proceeds actually recovered by an indemnified party to the extent relating to any Losses previously paid by an Indemnifying Party hereunder shall be paid over promptly to such Indemnifying Party. All indemnification payments made pursuant to this Article X shall be made on an After Tax Basis.

(d) Following the Closing, the indemnification provisions in this Article X shall provide the exclusive remedy for any breach of the representations and warranties set forth in this Agreement.

(e) Notwithstanding anything herein to the contrary, the limitations set forth in this Section 10.8 shall not apply to any claims arising out of fraud in the making of the representations and warranties set forth herein.

10.9 Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a) The party claiming indemnification (the “Claimant”) shall promptly give written notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying (i) in reasonable detail, the factual basis for such claim and (ii) in good faith, the estimated amount of such claim. If the claim relates to a Proceeding filed by any Person other than AMD, AMD Investments, Fujitsu, Fujitsu Sub, the Joint Venture or any of their Affiliates against the Claimant (a “Third

Party Claim”), such notice shall be given by Claimant promptly and in any event within fifteen (15) business days after written notice of such Proceeding was received by Claimant. The failure of the Claimant to provide such written notice within the time period specified shall not relieve the Indemnifying Party of its indemnification liability under this Article X, except to the extent that such failure actually and materially prejudices the rights of the Indemnifying Party in defending against the claim or Proceeding.

(b) Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized Representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), subject to clause (c) below with respect to Third Party Claims, the Claimant may seek appropriate legal remedy in accordance with Section 12.11.

(c) With respect to any Third Party Claims as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or, if the Indemnifying Party acknowledges in writing its obligation to indemnify the Claimant in accordance with the terms of this Agreement, assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. The Claimant shall have the right to approve legal counsel selected by Indemnifying Party, which approval shall not be unreasonably withheld or delayed. If the Indemnifying Party elects to assume control of the defense of any Third Party Claim, the Claimant shall have the right to participate in the defense of such claim with legal counsel of its own selection; provided, however, that the Claimant shall pay the fees and expenses of such counsel unless the named parties to any such claim include both the Claimant and the Indemnifying Party, and the Claimant has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case, if the Claimant informs the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of the Claimant), it being understood that the Indemnifying Party shall not, in connection with any one claim, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Claimant. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any Third Party Claim, it shall be bound by the results obtained by the Claimant with respect to such claim; provided, however, that no settlement or compromise of any claim which may result in any indemnification liability may be made by the Claimant without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. No settlement or compromise of any claim may be made by the Indemnifying Party without the prior written consent of the Claimant, which consent shall not be unreasonably withheld or delayed.

(d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

Upon satisfaction of any Third Party Claim pursuant to this Article X, the Indemnifying Party shall be subrogated to all rights and remedies of the Claimant against any third party with respect to such claim; provided that such right of subrogation shall be limited in amount to the amount actually received by the Claimant from the Indemnifying Party with respect to such claim; and provided, further, that any claim by an Indemnifying Party against any such third party resulting from such right of subrogation shall be subordinated to any claim of the Claimant against such third party for amounts in excess of the amount actually received by the Claimant from the Indemnifying Party pursuant to this Article X.

10.10 Defense of Tax Claims.

(a) Notice. In the event that any Governmental Authority informs a Contributing Party, on the one hand, or the Joint Venture, on the other hand, of any notice of a proposed audit or other dispute concerning an amount of Taxes with respect to which the other party may incur Liability hereunder, the party so informed shall promptly notify the other party of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax Liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Governmental Authority with respect to such matter. If a party hereto has knowledge of an asserted Tax Liability with respect to a matter for which it is entitled to be indemnified hereunder and such party fails to provide the Indemnifying Party prompt notice of such asserted Tax Liability, then (i) if the Indemnifying Party is entirely foreclosed from contesting the asserted Tax Liability as a result of the failure to give prompt notice, the Indemnifying Party shall have no obligation to indemnify the indemnified party for Taxes arising out of such asserted Tax Liability, and (ii) if the Indemnifying Party is not entirely foreclosed from contesting the asserted Tax Liability, but such failure to provide prompt notice results in a monetary detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise obligated to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

(b) Control of Contest. The party filing the Tax Return subject to audit or other dispute shall control any audits, disputes, administrative, judicial or other Proceedings related to Taxes with respect to which either party may incur Liability hereunder. In the case of a dispute with respect to a Tax for which no Tax Return is required, the Indemnifying Party shall control any audits, disputes, administrative, judicial or other Proceedings relating to such Tax. Subject to the first sentence of this Section 10.10(b), in the event that an adverse determination may result in each party having a responsibility for any amount of Tax under this Article X, each party shall be entitled to fully participate in that portion of the Proceeding relating to the Taxes for which it may incur Liability hereunder. For purposes of this Section 10.10(b), the term “participate” shall include (i) participation in conferences, meetings or Proceedings with any Governmental Authority, the subject matter of which includes an item for which such party may have Liability hereunder, (ii) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have Liability hereunder, and (iii) with respect to matters described in the preceding clauses (i) and (ii), participation in the submission and determination of the content of the documentation, protests, memoranda of fact and law, and briefs, and the conduct of oral arguments and presentations.

(c) Consent to Settlement. A Contributing Party and the Joint Venture shall not agree to settle any Tax Liability or compromise any claim with respect to Taxes, which settlement or compromise may affect the Liability for Taxes hereunder (or right to Tax benefit) of the other party, without such other party’s consent, which consent shall not be unreasonably withheld or delayed.

10.11 Environmental Management and Shared Facilities and Permits.

(a) Environmental Management. Except as otherwise required pursuant to the Remediation Agreement, the Indemnifying Party shall have the right to control any indemnified Remediation Activities and, to the extent the Indemnifying Party elects to exercise such right it shall conduct such Remediation Activities as expeditiously as reasonably practicable; provided, however, that the Indemnifying Party may select the most cost effective, remedial alternative that is protective of human health and the environment and is consistent with and meets the requirements of the Environmental Laws and the requirements of any Governmental Authority including, without limitation, no further action, risk analysis and/or institutional controls; provided, further, that no Remediation Activity may be based upon or result in any requirement that the Claimant agree to limit its use of any real property owed, operated or used by such Claimant pursuant to, or encumber title to such real property with, any restrictive covenant that would, in either case, restrict the use of such real property for any purposes that, as of the Closing Date are permitted under the existing zoning and land use restrictions applicable thereto. The Claimant shall have the right to comment on, and the Indemnifying Party shall consider in good faith the Claimant’s comments regarding, the Indemnifying Party’s choice of consultant, scope of work, remedial work plan and communications with any Governmental Authority or Person regarding the Remediation Activities. The Claimant and the Indemnifying Party shall cooperate with each other with respect to the Remediation Activities so that such matters may be mitigated in a reasonably timely manner, including entering into such additional agreements as reasonably may be necessary to provide site access for Remediation Activities and making available information (including documents, data, reports, Representatives and communications with Governmental Authorities or other Persons) to the other parties regarding such Remediation Activities. The Indemnifying Party shall be responsible for the proper treatment and disposal of any Hazardous Substances associated with the Remediation Activities, and shall pay all fees and taxes and sign all waste manifests for any such Hazardous Substances. The Indemnifying Party shall be responsible for obtaining and maintaining any permits necessary under Environmental Law for the Remediation Activities, and shall be responsible for the costs of any utilities (including gas, electric, wastewater treatment, water extraction and water supply) associated with any Remediation Activities. The Indemnifying Party shall use its best efforts to design, implement and conduct all Remediation Activities in a manner that will avoid any interference with ongoing business operations or other use and enjoyment of the property, and, as soon as practicable after the Remediation Activity is completed, shall restore the property insofar as reasonably practicable to the condition that existed prior to such Remediation Activity.

(b) Indemnity for Shared Permit Violations. Notwithstanding any other provision of this Agreement to the contrary, AMD or Fujitsu, as applicable, and the Joint Venture shall each protect, defend, indemnify and hold harmless the other party and its Representatives, successors and permitted assigns from and against any and all Losses arising from any violation by the Indemnifying Party of any of their respective Shared Permits or of any Environmental Law applicable to any of their respective Shared Facilities. Notwithstanding any other provision of this Agreement to the contrary, if any Person or Governmental Authority alleges that a party’s operations or emissions under a Shared Permit are in violation of any Environmental Law, the following principles shall govern:

(i) Sole Violation. If a party’s conduct, operations, or the emissions or discharge originating from a party, are solely implicated in the alleged violation, such party shall indemnify and hold harmless the other party (including the other party’s Representatives, successors and permitted assigns) from and against all Losses asserted against the other party (including the other party’s Representatives, successors and permitted assigns) in connection with or as a result thereof. Such Indemnifying Party shall keep the other party advised of the status of the matter and shall minimize the other party’s involvement in such matter.

(ii) Joint Violation. If both parties’ operations, or the discharges or emissions originating from both parties, are jointly implicated in the alleged violation, the parties shall promptly meet in an effort to find a basis for voluntary apportionment of any Losses (including attorneys’ fees and settlement costs) associated with the alleged violation, such apportionment not to be an admission of violation of an Environmental Law by either party in any respect. If the parties reach agreement, each party shall reasonably cooperate with the other party, including the other party’s Representatives, in defending the allegations, including making personnel and records available for the defense of the Loss. In no event shall either party agree to a settlement that binds the other party in any respect without the prior written consent of the other party. If the parties do not reach an agreement on an apportionment of Losses, then the parties shall resolve any dispute relating to the apportionment of such losses in accordance with the dispute resolution procedures in Section 12.11.

(iii) Procedure for Indemnification. Except as set forth in this Section 10.11(b), the procedure for indemnification with respect to Shared Permits, including notice and defense of claims, shall be as set forth in Section 10.9.

(iv) Defaults and Remedies. If either AMD or Fujitsu, as applicable, or the Joint Venture breaches Section 8.8 of this Agreement and such breach creates an emergency condition, a loss of rights or benefits under a Shared Permit or an interruption in use of a Shared Facility that causes or is reasonably likely to cause the other party to be unable to produce all or a portion of the products or services produced by its operations for any period of time, such party may, in addition to any other rights or remedies such party may have under this Agreement, take all such actions that are reasonably necessary to cure such breach, at the other party’s reasonable cost.

ARTICLE XI.

INTENTIONALLY OMITTED

ARTICLE XII.

MISCELLANEOUS

12.1 Notices. All notices, requests, instructions or consents required or permitted under this Agreement shall be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) ten (10) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) business days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All communications will be sent as follows (or to such other address or facsimile number as may be designated by a party giving written notice to the other parties pursuant to this Section 12.1):

If to the Joint Venture:	FASL LLC Attention: General Counsel One AMD Place M/S 150 PO Box 3453 Sunnyvale, California 94086 U.S.A. Facsimile: (408) 774-7399
If to AMD and AMD Investments:

Advanced Micro Devices, Inc.

Attention: General Counsel

One AMD Place

Sunnyvale, California 94086

Facsimile: (408) 774-7399

AMD Investments, Inc.

Attention: General Counsel

One AMD Place

Sunnyvale, California 94086

Facsimile: (408) 774-7399

with a copy (which shall not constitute

notice) to:

Latham & Watkins LLP

Attention: Tad Freese

505 Montgomery Street, Suite 1900

San Francisco, California 94111

Facsimile: (415) 395-8095
If to Fujitsu and Fujitsu Sub:

Fujitsu Limited

Electronic Devices Group

Fuchigami 50 Akiruno-shi

Tokyo 197-0833

Attention: Executive Vice President,

Business and Promotion Group

Facsimile: +81-42-532-2550

Fujitsu Microelectronics Holding, Inc.

c/o Fujitsu Limited

Electronic Devices Group

Fuchigami 50 Akiruno-shi

Tokyo 197-0833

Attention: Executive Vice President,

Business and Promotion Group

Facsimile: +81-42-532-2550

12.2 Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is duly executed, in the case of an amendment, by the Joint Venture and the Contributing Parties, or, in the case of a waiver, by the party to whom the waiver is to be enforced. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial waiver or exercise thereof preclude the enforcement of any other right, power or privilege.

12.3 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

12.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including any entity that is the successor to substantially all of the assets and businesses of such party. No party may otherwise assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other parties. Any attempted assignment in violation of this Section 12.4 shall be null and void.

12.5 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

12.6 Construction; Interpretation. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

12.7 Severability. If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party. In such event, the parties will use their respective best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the parties’ intent in entering into this Agreement.

12.8 Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.

12.9 Entire Agreement. This Agreement, together with the IT Cost Sharing Agreement dated April 21, 2003 between AMD and Fujitsu, the Confidentiality Agreement, the Exhibits and Schedules and the other agreements, instruments and other documents executed and/or delivered in connection herewith, constitute the entire agreement among the parties pertaining to the subject matter hereof, and supersede all prior oral and written, and all contemporaneous oral, agreements and understandings pertaining thereto. There are no agreements, understandings, restrictions, warranties or representations relating to such subject matter among the parties other than those set forth herein or in the Ancillary Documents.

12.10 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, United States of America, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction and without regard to the United Nations convention on contracts for the international sale of goods).

12.11 Dispute Resolution. The parties hereby agree that claims, disputes or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement), shall be resolved in accordance with the dispute resolution procedures set forth in Schedule A to the Operating Agreement, which are incorporated herein by reference and shall be applied mutatis mutandis.

12.12 Press Release. None of the parties shall make any press release or otherwise announce to the public the transactions described herein without the approval of the other parties of the form and content of the press release or other announcement. If a public statement is required to be made by Applicable Law, the parties shall consult with each other in advance as to the contents and timing thereof. Fujitsu, AMD and the Joint Venture shall jointly announce the transaction to the public after the Closing.

12.13 Confidential Information.

(a) No Disclosure. The parties acknowledge that the transaction described herein is of a confidential nature and the terms of the transaction (other than those that are already in the public domain through no breach of any contractual obligation by a party) shall not be disclosed except to Representatives and Affiliates of each party, or as required by Applicable Law, until such time as the parties make a public announcement regarding the transaction as provided in Section 12.12.

(b) Confidentiality Agreement. AMD and Fujitsu will comply with, and will cause their respective Representatives to comply with, all of their respective obligations under the Mutual Nondisclosure Agreement dated July 16, 2002, by and between AMD and Fujitsu (the “Confidentiality Agreement”), which agreement shall continue in full force and effect in accordance with its terms.

(c) Notwithstanding anything to the contrary in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party to this Agreement has been and is permitted to disclose the tax treatment and tax structure of the Joint Venture Business effective no later than the earlier of the date of the public announcement of discussions relating to the Joint Venture Business, the date of the public announcement of the Joint Venture Business, or the date of the execution of this Agreement (with or without conditions) to enter into the Joint Venture Business. This permission to disclose includes the ability of each party to this Agreement to consult, without limitation of any kind, any tax advisor (including a tax advisor independent from all other entities involved in the Joint Venture Business) regarding the tax treatment or tax structure of the Joint Venture Business. This provision is intended to comply with Section 1.6011-4(b)(3)(ii)(B) of the Treasury Regulations and shall be interpreted consistently therewith. The parties to this Agreement acknowledge that this written authorization does not constitute a waiver by any party of any privilege held by such party pursuant to the attorney-client privilege or the confidentiality privilege of Code Section 7525(a).

12.14 Expenses. Except (i) for filing fees and local counsel costs related to antitrust filings in connection with the formation of the Joint Venture, which shall be paid sixty percent (60%) by AMD and forty percent (40%) by Fujitsu, (ii) as otherwise provided in this Agreement or the AMD Asset Purchase Agreement and (iii) as provided in the IT Cost Sharing Agreement dated April 21, 2003 between AMD and Fujitsu, each of the parties shall pay all costs and expenses incurred by or on its behalf in connection with the formation and capitalization of the Joint Venture, including, without limiting the generality of the foregoing, fees and expenses of their financial consultants, accountants and legal counsel.

12.15 Consequential Damages. Except indemnification obligations with respect to Third Party Claims pursuant to Article X, no party shall be liable to any other party under any legal theory for indirect, special, incidental, consequential or punitive damages, or any damages for loss of profits, revenue or business, even if such party has been advised of the possibility of such damages (it being understood that (i) diminution in the value of Membership Interests shall not be considered to fall within any such category of damages and (ii) a claim seeking to recover diminution in value shall not be limited by operation of this Section 12.15).

12.16 Third-Party Beneficiaries. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give any person or entity, other than the parties hereto, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

12.17 No Other Representations.

(a) Except as set forth in Article V and the related Schedules, neither AMD nor AMD Investments makes any representations or warranties of any kind in this Agreement to Fujitsu, Fujitsu’s Affiliates or the Joint Venture with respect to the AMD Business Assets or the AMD Flash Memory Business.

(b) Except as set forth in Article VI and the related Schedules, neither Fujitsu nor Fujitsu Sub makes any representations or warranties of any kind in this Agreement to AMD, AMD’s Affiliates or the Joint Venture with respect to the Fujitsu Business Assets or the Fujitsu Flash Memory Business.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized representatives as of the day and year first above written.

THE JOINT VENTURE: FASL LLC

By:	/s/ THOMAS M. MCCOY
Name:	Thomas M. McCoy
Title:	Manager

AMD:

ADVANCED MICRO DEVICES, INC.

By:	/s/ THOMAS M. MCCOY
Name:	Thomas M. McCoy
Title:	Senior Vice President and General Counsel

AMD INVESTMENTS:

AMD INVESTMENTS, INC.

By:	/s/ THOMAS M. MCCOY
Name:	Thomas M. McCoy
Title:	Vice President and Secretary

FUJITSU:

FUJITSU LIMITED

By:	/s/ HIROAKI KUROKAWA
Name:	Hiroaki Kurokawa
Title:	President and Representative Director

FUJITSU SUB:

FUJITSU MICROELECTRONICS HOLDING, INC.

By:	/s/ KAZUO IIDA
Name:	Kazuo Iida
Title:	President